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                                                                   EXHIBIT 10.16

                         SUBSCRIPTION LICENSE AGREEMENT

      This Subscription License Agreement (this "Agreement") executed this 19th day of December, 2000 is by and between VerticalNet, Inc. ("VNI") and Tradeum, Inc., dba VerticalNet Solutions ("VNS"), on the one hand, and Converge, Inc., a Delaware corporation formerly known as eHITEX, Inc. ("Converge"), on the other hand.

                                    RECITALS

      WHEREAS, VNI through one or more VNI Subsidiaries (as defined below), including, but not limited to, VNS (collectively, "Vert") is in the business of licensing various proprietary products for use in connection with electronic marketplaces and other business-related information management systems; and

      WHEREAS, Converge wishes broad rights and licenses to such products on the terms and conditions set forth herein.

      NOW, THEREFORE, in consideration of the mutual covenants and obligations set forth below, the parties agree as follows:

                                    AGREEMENT

      1. Definitions.

            1.1 "Affiliate" means, when used with reference to a party, any individual or entity directly or indirectly Controlling, Controlled by or under common Control with such party.

            1.2 "API Documentation" means documentation for a Trade Secret Module that describes its input and output formats and content, and that is sufficient for a person of ordinary skill in the industry to enhance, update and maintain the Products with respect to which the Trade Secret Module's application program interface(s) interact.

            1.3 "Business Day" means a day other than a Saturday, Sunday or federal holiday.

            1.4 "Cataclysmic Event" means a situation in which a Converge Marketplace is unable to provide Trading Functionality to its users, which situation (i) is caused by an Error, and (ii) occurs at a time during which the Marketplace Protection Measures for such Converge Marketplace are being implemented in all material respects.

            1.5 "Cataclysmic Event Cure" means substantial restoration of the ability of the Converge Marketplace to provide Trading Functionality to its users, which restoration is not followed by a subsequent Cataclysmic Event within the following 24-hour period.

            1.6 "Control" (including all derivations thereof) means, with respect to a party, the direct or indirect ownership of at least 50% of the outstanding voting securities of a party, or the right to control the policy decisions of such party.
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            1.7 "Converge Link" shall mean a Link that contains a Converge Mark and will take users of other web sites to a mutually agreed upon Converge Web Site.

            1.8 "Converge Marketplace" means a Public Marketplace operated by or for Converge or any Converge Subsidiary, which Public Marketplace serves (other than through incidental use) only the High Technology Industry, including, without limitation, the Converge Web Site.

            1.9 "Converge Marks" shall mean trademarks, service marks, trade names, domain names, designs or logos of Converge.

            1.10 "Converge Remedy Election Date" means the date on which a Converge Remedy Election (as such term is defined in Section 10.3.2) occurs.

            1.11 "Converge Subsidiary" means any corporation or other entity that is wholly-owned, directly or indirectly, by Converge.

            1.12 "Converge Web Site" means a web site owned and operated by or for Converge or any Converge Subsidiary, such as the web site at www.ehitex.com, or any successor(s) to such web site (including, without limitation, www.converge.com), which web site or successor(s) shall be designed to serve primarily the High Technology Industry.

            1.13 "Deliverables" shall have the meaning ascribed to such term under the Professional Services Agreement.

            1.14 "Deliverables in Process" means Deliverables with respect to which, as of the date on which the Product Term ends, material development or implementation work is being or has been performed under the Professional Services Agreement.

            1.15 "Deployed Products" means Products being tested, implemented or utilized by Converge, as of the date on which the Product Term ends, on an ongoing basis in conjunction with the maintenance, enhancement and operation of any Converge Marketplace, but excluding any Vert-Owned Deliverables.

            1.16 "Deployed Product Upgrades" means any modification of or improvement to a functional component of a Deployed Product, which functional component is utilized by Converge on an ongoing basis as of the end of the Product Term, and which functional component is made generally available on its own or as a part of a broader release of a Product, Enhancement, or Upgrade, whether or not such modification or improvement adds new program features or functions to such functional component of the Deployed Product.

            1.17 "Derivative Works" means works that are based on underlying works and that would be copyright infringements if prepared without the authorization of the copyright owners of the underlying works.

            1.18 "Documentation" means the documentation for the Products that is made generally available by Vert to users or licensees of such Products or other third parties to whom the documentation is directed.


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            1.19 "Effective Date" means the "Closing Date" under the Membership
Interest Purchase Agreement, dated as of even date herewith, among VNI, NECX.com LLC and Converge, it being understood and agreed that the respective rights and obligations of the parties to this Agreement are subject to the consummation of the transactions contemplated by such Membership Interest Purchase Agreement.

            1.20 "Enhancements" means any modifications or improvements to a Product that adds new program features or functions to such Product, including, without limitation, any new version or new release of a Product.

            1.21 "Error" means a failure of a Product to substantially conform to its corresponding Documentation (or if there is no such Documentation, to its closest reasonable equivalent), as such Documentation is provided by Vert to Converge hereunder.

            1.22 "Future Products" means Products not existing as of the Effective Date.

            1.23 "High Technology Industry" means entities doing business in the computing, telecommunications and/or consumer electronics markets.

            1.24 "Industry Standard" means generally-recognized standards of practice and procedure within the information technology industry for the design, maintenance and operation of mission-critical data centers supporting critical business applications for a Public Marketplace substantially similar to the Converge Marketplace in question.

            1.25 "Intellectual Property" shall mean any and all trade secrets, patents, copyrights, trademarks, service marks, trade names, domain names, trade dress, URLs, brand features, know-how and similar rights of any type under the laws of any applicable governmental authority, including, without limitation, all applications and registrations relating to any of the foregoing.

            1.26 "Intellectual Property Rights" shall mean all rights in and to Intellectual Property.

            1.27 "Link" shall mean a link (including, but not limited to, a hyperlink, button or banner) that connects two web sites in a manner so that when a user clicks on the link, the user is transferred from one web site to a second web site. A "Link from web site A to web site B" indicates that web site A is the web site of origin and web site B is the web site to which the user is linked.

            1.28 "Maintenance & Support Services" means (a) Error correction and other support services for Products in accordance with the provisions of Exhibit C and (b) Updates and Enhancements to Products as they become generally available.

            1.29 "Marketplace Protection Measures" means Industry Standard policies and practices designed to ensure that all hardware and software associated with any Converge Marketplace provide Industry Standard levels of reliability and availability. Such Industry Standard policies and procedures for each Converge Web Site, at a minimum, shall include the policies and procedures specified in Exhibit I hereto. Such Industry Standard policies and


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procedures for other types of Converge Marketplaces shall be mutually agreed upon by the parties in writing prior to the date each such other type of Converge Marketplace is first launched by Converge, and Exhibit I hereto shall be promptly amended to incorporate said additional Marketplace Protection Measures. Should any relevant Industry Standard policies and practices be revised at any time, the parties shall revise the Marketplace Protection Measures accordingly, with due consideration for the cost and effect on operations in relation to the expected improvement in reliability and availability, and Exhibit I hereto shall be promptly amended to incorporate such revised policies and practices. The parties will consult with the objective of determining mutually agreeable Marketplace Protection Measures; provided, however, that Vert's approval of such measures shall not imply an endorsement or recommendation of the adequacy of such measures, except for the purpose of determining whether a Trigger Event has occurred.

            1.30 "Marketplace Response Procedures" means, with respect to any Converge Web Site, the measures specified in Exhibit I hereto. With respect to other types of Converge Marketplaces, the Marketplace Response Procedures shall be mutually agreed upon by the parties in writing prior to the date each such other type of Converge Marketplace is first launched by Converge, and Exhibit I hereto shall be promptly amended to incorporate said additional Marketplace Response Procedures.

            1.31 "Object Code" means computer programming code in compiled, machine readable format, running, to the extent available, on each of Unix (at least Tru64 and HP-UX) and Windows NT (or their successor operating systems), together with all related end-user or installation manuals and other similar Documentation.

            1.32 "Personnel" means agents, employees, independent contractors, temporary employees or subcontractors engaged or appointed by Converge, VNI or VNS, respectively.

            1.33 "Problem" means a Severity Level 1, 2, 3 or 4 problem with a Product, as such problems are described in greater detail in Exhibit C hereto.

            1.34 "Product Term" means the period commencing on the Effective Date and ending on the soonest of (a) the date immediately preceding the third anniversary of the Effective Date, (b) the Converge Remedy Election Date or (c) the Vert Remedy Election Date.

            1.35 "Products" means (a) all present and future software products and tools, including separately identified modules contained therein, that are owned by VNI or any VNI Subsidiary or licensed by Vert with the right to grant the necessary sublicense right to Converge, except where such sublicense right has been granted to Vert solely for the purpose of reselling the third party software on a stand-alone basis and for which Vert customarily separately charges a substantial additional license fee to its sublicensees, and that are made generally available by VNI or any VNI Subsidiary, on either a stand-alone basis or as part or component of a service or another Product provided by or for VNI or any VNI Subsidiary, during the Product Term (whether or not generally available, in development or planned as of the Effective Date), including, without limitation, the products, tools and separately identified modules on Exhibit A hereto; and (b) all Updates and Enhancements to such present and future products, tools and modules that typically are identified separately in VNI documentation describing the product


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structure and functionality that are owned by VNI or any VNI Subsidiary or licensed by VNI or any VNI Subsidiary with the right to grant the necessary sublicense rights to Converge, and that are made generally available by VNI or any VNI Subsidiary, on either a stand-alone basis or as part or component of a service or another Product provided by or for VNI or any VNI Subsidiary, during the Product Term; (c) all Deployed Product Upgrades that are owned by VNI or any VNI Subsidiary or licensed by VNI or any VNI Subsidiary with the right to grant the necessary sublicense rights to Converge; and (d) all Vert-Owned Deliverables.

            1.36 "Professional Services Agreement" means the Professional Services Agreement, dated as of even date herewith, among VNS and Converge.

            1.37 "Public Marketplace" means (a) an electronic marketplace or exchange through which products or services are offered or sold, which marketplace or exchange may be accessed concurrently by more than one buyer and more than one seller ("many-to-many"), including, without limitation, the public marketplaces or exchanges of the following entities: e2Open, Inc., eChip, Inc. and eConnections, Inc., and (b) virtually private views or instantiations operating within or as a subset of a Public Marketplace ("one-to-many"). Public Marketplace does not include (a) instantiations of an electronic marketplace designed to facilitate purchase and sale transactions solely between only one unique and constant buyer buying from one or many sellers in that marketplace or
(b) instantiations of an electronic marketplace designed to facilitate purchase and sale transactions solely between only one unique and constant seller selling to one or many buyers in that marketplace. To the extent a single entity uses any Trade Product to buy and sell using the same instantiation of such Trade Product, it shall be considered a Public Marketplace. For the purposes of this definition, when determining whether one or more buyers or sellers has access to an electronic marketplace or exchange, the following rules shall apply: (i) if one or more Affiliates of a person or entity that has access to an electronic marketplace or exchange have access to the marketplace or exchange, such person or entity and its Affiliate(s) that have access to the marketplace or exchange shall be counted as one buyer or seller, as the case may be, (ii) if one or more divisions or operating units of an entity have access to an electronic marketplace or exchange, such divisions and/or operating units and the entity shall be counted as one buyer or seller, as the case may be, and (iii) if one or more divisions or operating units of Affiliates have access to an electronic marketplace or exchange, such divisions and/or operating units and the Affiliates shall be counted as one buyer or seller, as the case may be.

            1.38 "Response Initiation Date/Time" means, with respect to a Cataclysmic Event, (i) 30 minutes following VNS' receipt of the corresponding Cataclysmic Event Notice if such Cataclysmic Event Notice is received by VNS during Support Hours; and (ii) 90 minutes following VNS' receipt of the corresponding Cataclysmic Event Notice if such Cataclysmic Event Notice is received by VNS outside of Support Hours.

            1.39 "Source Code" means computer programming code in human readable, high-level language format, together with all related Documentation (including programmers' notes and annotations, logic flows, etc.).

            1.40 "Support Day" means, for each location where VNS (or, if applicable for the Product in question, VNI or any VNI Subsidiary) provides Maintenance & Support Services,


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the greater of (a) the normal business days typical for that location (e.g., for
VNS' location in California, Monday through Friday, excluding VNS holidays), or
(b) the actual business days of operation at that location.

            1.41 "Support Hours" means, for each location where VNS (or, if applicable for the Product in question, VNI or any VNI Subsidiary) provides Maintenance & Support Services, the greater of (a) the normal business hours typical for that location (e.g., for VNS' location in California, between the hours of 8 a.m. and 5 p.m., Pacific Time on Support Days for such location), or
(b) the actual hours of operation at that location.

            1.42 "Trade Product" means the following Products: (a) VerticalNet Auction; (b) VerticalNet Structured Negotiation; (c) VerticalNet RFP/RFQ; (d) VerticalNet Exchange; (e) VerticalNet Catalogs; and (f) all other generally-available Products that enable buyers and sellers to transact through an electronic marketplace or exchange. Separately identified modules will only be considered Trade Products when used in conjunction with Trade Products.

            1.43 "Trade Secret Module" means any functionally discrete, separately compilable component of a Product, the design of which is not generally known or easily discovered by observation or examination, and with respect to which the Source Code is treated by Vert with a degree of care significantly above and beyond the level with which it normally treats other Source Code, provided that such component includes application program interface(s) sufficient to allow Converge to enjoy benefits substantially similar to those that Converge would have enjoyed if it had obtained Source Code for such component. As of the Effective Date, such Trade Secret Modules include: the Parametric Matching Engine, C2SF engine, C2Hub, Business Publisher and Business Publisher Agent. Trade Secret Modules also shall include functionally discrete components of Future Products that meet the requirements set forth in the first sentence of this paragraph.

            1.44 "Trading Functionality" means the ability for users of the relevant Converge Marketplace to access substantially all of the functionality provided by the Trade Products, as then deployed, within the relevant Converge Marketplace.

            1.45 "Trigger Event" means, with respect to any Converge Marketplace, the date on which Converge first implements the applicable Marketplace Protection Measures in all material respects for such Converge Marketplace. For each Converge Marketplace, Converge shall provide Vert with written notice of the date on which Converge believes a Trigger Event has occurred, which notice shall be accompanied by reasonable supporting documentation of the Marketplace Protection Measures that Converge has implemented. Said date shall be the date of the Trigger Event for such Converge Marketplace unless Vert disputes Converge's claim thereof in writing within 10 Business Days following receipt of Converge's written notice. Said notice of dispute shall indicate with reasonable specificity the reasons for such dispute. In the event of a dispute concerning the date of a Trigger Event, the parties shall mutually agree upon an independent industry expert who shall resolve the dispute.

            1.46 "Updates" means any modifications or improvements to a Product that does not add new program features or functions to such Product, including, without limitation,


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any workaround, bug fix, modification or improvement that corrects a programming error, a failure of the Product to conform to its corresponding Documentation or other software problem.

            1.47 "Vert Link" shall mean a Link that contains a Vert Mark and will take users of other web sites to a mutually agreed upon Vert Web Site.

            1.48 "Vert Marks" shall mean trademarks, service marks, trade names, domain names, designs or logos of VNI or a VNI Subsidiary.

            1.49 "Vert-Owned Deliverables" means any "Deliverable" under the Professional Services Agreement that is owned by VNS in accordance with the terms of that Agreement.

            1.50 "Vert Remedy Election Date" means the date on which a Vert Remedy Election (as such term is defined in Section 10.3.1) occurs.

            1.51 "Vert Web Site" means a web site owned and operated by or for VNI or a VNI Subsidiary.

            1.52 "VNI Subsidiary" means any corporation or other entity that is wholly-owned, directly or indirectly, by VNI, including, without limitation, VNS.

            1.53 "Year" means a twelve-month period commencing on the Effective Date or an anniversary of the Effective Date.

      2. Products Licenses and Usage.

            2.1 License Grant: Converge Marketplace Usage. Vert grants to Converge and the Converge Subsidiaries, on the terms of this Agreement, an irrevocable, perpetual, worldwide (subject to qualification as set forth in Section 2.5), non-exclusive (except as expressly set forth in Section 2.6), non-transferable (except in the event of a permitted transfer of this Agreement under Section 14.11), and non-sublicensable (except as expressly permitted under
Section 2.3) right and license:

                  2.1.1 to use, load, store, transmit, execute, copy, distribute internally and as otherwise permitted under this Section 2.1, in any medium or distribution technology whatsoever, known or unknown, display and perform the Products, in Object Code format only, in connection with the creation, maintenance, enhancement and operation of any Converge Marketplace, including unlimited instantiations of the Products in connection therewith;

                  2.1.2 to use the Products in connection with other software products, tools and services that are part of any Converge Marketplace or that are offered on any Converge Marketplace;

                  2.1.3 to allow third parties to access and use the Products, in Object Code format only, at any Converge Marketplace using browser or other access technology contemplated by the designs of the Products; and


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                  2.1.4 to market, provide and sell to third parties any
Converge products and services based on, using, enabled, facilitated and/or implemented by the Products, which products and services are provided by Converge through or via any Converge Marketplace.

            2.2 Additional Terms: Converge Marketplace Usage.

                  2.2.1 No Restrictions on Number of Users. There shall be no restriction on the number of subscribers to or registered users of, or numbers of transactions conducted on or through, any Converge Marketplace.

                  2.2.2 No Additional Fees. Except as otherwise expressly stated herein, neither Converge nor any Converge Subsidiary shall be obligated to pay any fees to Vert based upon the number of subscribers to or registered users of, or numbers of transactions conducted on or through, any Converge Marketplace. Except as otherwise expressly stated herein, Vert shall not directly charge, or attempt to assess or collect fees from, third-party users for any use of Products through or via use of any Converge Marketplace.

                  2.2.3 Third Party Licenses. When considering whether to implement any new instantiations of Products, Converge shall consult with Vert and Vert shall inform Converge whether such new instantiations would require Vert to pay any significant third-party license fees in connection therewith. In determining whether to implement such instantiations, Converge shall, in good faith, consider the financial impact on Vert of multiple or additional instantiations and will take that factor, as well as Converge's legitimate, good faith business, financial and technical reasons, into account in making its determination as to the number of instantiations.

                  2.2.4 Terms of Use. The Converge Marketplace shall include terms and conditions of use substantially similar legal effect to those included in Exhibit G hereto (the "Terms of Use"). The Terms of Use shall be displayed on the Converge Marketplace in a manner consistent with customary industry practice and users of the Converge Marketplace shall be required to assent to the Terms of Use via click-through, in writing or in some other reasonable manner. Converge shall permit Vert to enforce, and, to the extent reasonably requested, assist Vert in enforcing its respective rights under the Terms of Use against persons and entities acting in violation thereof, to the extent Converge is permitted to do so by law.

            2.3 Sublicenses.

                  2.3.1 Sublicenses to End Users. Converge and the Converge Subsidiaries may grant to third parties ("End Users") non-sublicensable, non-transferable sublicenses to install and use components of the Products required to be installed within such third parties' computing environments (i.e., within their firewalls) for the sole and limited purpose of permitting such End Users to interact, integrate and/or interact with any Converge Marketplace, to include the use of services and products offered at any Converge Marketplace (each, an "End User License"). Converge shall cause all members of the Converge Marketplace to accept membership agreements that are (a) at least as protective of Vert's Intellectual Property Rights as this Agreement and (b) are otherwise consistent with customary and usual agreements of that type in the industry. Converge or the applicable Converge Subsidiary shall provide VNS


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with the total number of instantiations of each Product component being deployed by End Users each quarter; provided, however, that during any quarter after the first Year in which the number of instantiations of a Product component is less than ten, Converge shall not have to report the number of instantiations of such Product component during such quarter.

                  2.3.2 Other Sublicenses. Should Converge or the Converge Subsidiaries desire to grant any other sublicenses with respect to the Products, the parties shall in good faith discuss and consider whether and under what conditions Converge and the Converge Subsidiaries would be permitted to grant such other sublicenses, and any license fees and/or revenue share payments with respect thereto.

                  2.3.3 No Additional Sublicenses. Except as expressly set forth in this Agreement, Converge and the Converge Subsidiaries shall have no rights to sublicense the license rights granted to them hereunder.

            2.4 Source Code.

                  2.4.1 License to Source Code. Subject to the other terms of this Agreement, Vert grants to Converge and the Converge Subsidiaries an irrevocable and perpetual (subject to termination as permitted under Section 2.4.4), worldwide (subject to qualification as set forth in Section 2.5), non-exclusive (except as expressly set forth in Section 2.6), non-transferable (except in the event of a permitted transfer of this Agreement under Section 14.11), and non-sublicensable right and license to internally use, load, store, transmit, test, execute, distribute, in any medium or distribution technology whatsoever, known or unknown, display, modify and have modified, and make and have made Derivative Works of, any Source Code furnished to Converge under this Agreement and of the Object Code forms thereof, solely in connection with use of the Products by Converge and the Converge Subsidiaries as permitted under this Agreement. All such modifications and Derivative Works to the Source Code, together with all Object Code forms thereof, shall be owned by Converge without divesting Vert or its licensor's ownership of the underlying Source Code and the Object Code forms thereof, and (b) Converge shall remain permitted to use the underlying Object Code only as part of the Products licensed to Converge hereunder. Converge shall have the right to engage third-party consultants that are Converge-certified system integrators to perform such activities on behalf of Converge; provided, however, that each such third-party consultant shall agree in advance and in writing to be bound by obligations of nondisclosure and nonuse no less stringent than those set forth in this Section 2.4.1 and in
Section 9. Subject to the foregoing sentence, Converge and the Converge Subsidiaries shall not provide any other persons or entities with access to any of the Source Code furnished to Converge under this Agreement.

                  2.4.2 Delivery of Source Code. In the event of a Converge PSA Termination or a Converge PSA Conversion Election (as such terms are used in the Professional Services Agreement), Vert shall deliver to Converge, within 30 days thereafter, the Source Code for all Deployed Products and Deliverables in Process (including, with respect to Trade Secret Modules, either the Source Code for such Trade Secret Modules or their corresponding API Documentation) to the extent such Source Code is owned by VNI or any of the VNI Subsidiaries. Thereafter, Vert shall deliver to Converge the Source Code for all Deployed Product Upgrades (including, with respect to Trade Secret Modules, either the Source Code for


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such Trade Secret Modules or their corresponding API Documentation) that Vert makes generally available during the remainder of the three-year period commencing on the Effective Date, to the extent such Source Code is owned by VNI or any of the VNI Subsidiaries. Each such delivery of the Source Code for Deployed Product Upgrades shall occur within 30 days after Vert makes such Deployed Product Upgrades generally available, whether as part of an Update or Enhancement or otherwise. In the event Vert contests the occurrence of the Event of Default underlying the Converge PSA Termination Event or the Converge PSA Conversion Election, the matter shall be resolved as expeditiously as possible in accordance with the dispute resolution provisions of the Professional Services Agreement and no delivery of Source Code hereunder shall occur until such time as the matter is resolved.

                  2.4.3 Source Code for Third-Party Products. With respect to Products that are licensed to VNI or the VNI Subsidiaries by third parties, Vert will reasonably cooperate with Converge to arrange for delivery of the Source Code for such Products to Converge in accordance with the provisions of Section 2.4.2.

                  2.4.4 Loss of Rights to Source Code. In the event of a Vert Remedy Election all rights of Converge under Section 2.4.1 to use, load, store, transmit, execute, distribute internally, display, modify and have modified, and make and have made derivative works of, any Source Code delivered to Converge under Section 2.4.2, and to receive further Source Code for Deployed Products, Deployed Product Upgrades and Deliverables in Process under Section 2.4.2, shall automatically cease. Furthermore, in the event of a Vert Remedy Election, Converge shall erase, destroy or return to Vert all Source Code delivered to Converge under Section 2.4.2, together with all copies, modifications and derivative works thereof, and, upon Vert's written request, shall certify its compliance with this Section 2.4.4 to Vert in writing.

            2.5 Limitation on Worldwide Rights. Notwithstanding any provision in this Agreement or the Professional Services Agreement to the contrary, no right or license is granted by Vert to Converge or any of the Converge Subsidiaries to: (a) use, copy, display, perform or transmit the Products listed in Exhibit E as "Japan-Restricted Community Products" or "Japan-Restricted Content Products" (the "Japan-Restricted Community and Content Products") in Japan in connection with the development, marketing, implementation, operation or provision of any Internet-based business-to-business vertical trade community that is based on an industry segment and combines content, community interaction and the ability to conduct business transactions on-line, including sales of products and services to businesses, and that has a URL that ends in the top level domain "________________.co.jp" (a "Japanese Site"); (b) adapt or translate the Japan-Restricted Community and Content Products into Japanese in connection with the development, marketing, implementation, operation or provision of a Japanese Site; or (c) use a Japanese translation of the software code enabling the Japan-Restricted Community and Content Products in Japan. Notwithstanding the foregoing, neither Converge nor any Converge Subsidiary shall be deemed to be using, reproducing, displaying, performing or transmitting the software code enabling the Japan-Restricted Community and Content Products, or a Japanese translation thereof, in Japan if a Converge Web Site containing software code enabling the Japan-Restricted Community and Content Products, or a Japanese translation thereof, is hosted outside Japan and is accessed by a third party inside Japan.


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            2.6 Limited Exclusivity. Neither VNI nor any of its Affiliates shall license, sell, assign or otherwise transfer Trade Products and other Vert-Owned Deliverables to any person, entity or licensee to create, maintain, enhance or operate, or be accessed or used via or in connection with, or be marketed or offered as a service on, any Public Marketplace principally serving the High Technology Industry, other than a Converge Marketplace, without the prior written consent of Converge; provided, however, that neither VNI nor any of its Affiliates shall be deemed to violate the foregoing restriction by operating a VNI "Industry Marketplace" that has and remains based on substantially the same elements of its business model as exist on the Effective Date in the VNI "E-Commerce Centers." The restriction set forth in this Section 2.6 shall be effective from the Effective Date until the soonest to occur of (a) the date immediately preceding the Limited Exclusivity Expiration Date (defined below),
(b) the Vert Remedy Election Date or (c) the date immediately preceding the first anniversary of the date that VNS exercises its right to terminate the Professional Services Agreement following an "Event of Default" by Converge under the Professional Services Agreement. For purposes of this Section 2.6 only, the application known as "AutoMatch" shall be deemed a "Trade Product." As used herein, the term "Limited Exclusivity Expiration Date" means the date immediately preceding the third anniversary of the Effective Date unless
Converge validly exercises its option set forth in the following sentence, in which case the "Limited Exclusivity Expiration Date" shall be the date immediately preceding the fourth anniversary of the Effective Date. Converge shall have the option to extend the Limited Exclusivity Expiration Date by one year from the date immediately preceding the third anniversary of the Effective Date to the date immediately preceding the fourth anniversary of the Effective Date, exercisable by Converge (i) delivering written notice of exercise to Vert at least 60 days prior to the date immediately preceding the third anniversary of the Effective Date and (ii) transferring to VNS $5,000,000 in immediately available funds (to an account or accounts designated by VNS) on the second Business Day of the first quarter of Year 4.

            2.7 Exclusive Use of Products. The following shall be effective from the Effective Date until the sooner to occur of (a) the date immediately preceding the third anniversary of the Effective Date, (b) the Vert Remedy Election Date or (c) the Converge Remedy Election Date: Converge will use best efforts to implement, use and deploy Trade Products in connection with the creation, maintenance, enhancement or operation of any Converge Marketplace, to the exclusion of any alternative third party software solution, provided that the Trade Products, in comparison with such third party software solution, (i) provide equal or superior features, functionality, usability and performance in all material respects and (ii) cost a reasonably equivalent or lesser amount to implement and maintain. The parties will work in good faith to identify and implement pilot releases of Products that are mutually beneficial.

            2.8 Use of Documentation. Subject to the other terms of this Agreement, Converge and the Converge Subsidiaries may access and use the Documentation, including by private-labeling said Documentation and by excerpting and/or modifying portions thereof in a manner that is not confusing or misleading, solely in connection with their use (including ancillary uses, such as training, marketing and promotion, etc.) of the Products as permitted under this Agreement.

            2.9 Copies. Converge and the Converge Subsidiaries shall be permitted to make a reasonable number of copies of the Products and the Documentation for the purposes allowed by this Agreement, which copies shall be stored at locations under the control of Converge or at the facilities of Converge's third party hosting and disaster recovery service provider(s). Converge agrees to maintain, and shall require the Converge Subsidiaries to maintain, accurate and complete written or electronic records of the number and location of all copies or partial copies of the Products in their possession or control, including all back-up and archival copies.

            2.10 Third-Party Hosting. Converge and the Converge Subsidiaries shall have the right to sublicense one or more third-party hosting entities to reproduce, install, publicly perform, publicly display and host any of the Products, in Object Code form, on such third party's servers, subject to the terms of this Agreement. Such sublicenses shall be granted pursuant to written agreements that authorize such third-party hosting entities to host, operate and/or maintain such Products solely on behalf of Converge and the Converge Subsidiaries as permitted hereunder.

            2.11 Audit Rights. Each party (the "Auditing Party") shall have the right reasonably to audit, at its expense, the compliance with this Agreement by the other party (the "Audited Party") and its Subsidiaries (together with the Audited Party, the "Auditees"), provided that such audit(s) shall be conducted during normal business hours and in such a manner as not to unreasonably interfere with the operations of the Auditees. Any such audit will be conducted by accountants from a nationally recognized public accounting firm chosen and engaged by the Auditing Party. If any such audit discloses substantial unlicensed use of the Products, the Audited Party shall reimburse the Auditing Party for the reasonable fees and other amounts payable by the Auditing Party to the public accounting firm that conducts the audit. The Auditing Party shall use the information obtained or observed in the audit solely for the purposes of (a) determining whether the Auditees have sufficient license rights for their use of the Products and are otherwise complying with the terms and conditions of this Agreement respecting such use, and (b) enforcing its rights under this Agreement and any applicable laws. All such information shall be treated as Confidential Information of the Audited Party for purposes of this Agreement; provided, however, that the Auditing Party may use such information as permitted under clause (b) of the foregoing sentence. Each party shall require each of its Subsidiaries to permit the other party to conduct the audits authorized hereunder.

            2.12 Notice to Users. Converge shall, and shall require the Converge Subsidiaries to, use reasonable efforts to make all users of the Products hereunder (including, without limitation, users of any Converge Marketplace that are permitted to access or use the Products) aware that the Products (a) may only be used subject to the terms and conditions contained in this Agreement and the corresponding Documentation for such Products and (b) may not be copied, transferred or otherwise used in violation of such terms and conditions.

            2.13 No Implied Licenses. No license or other rights to the Products or the Documentation are granted, by implication or otherwise, except as expressly set forth in this Agreement.

            2.14 Maintenance & Support Services.

                  2.14.1 During the Product Term. Except as set forth in Section
2.14.2 or Section 2.14.3, Vert will provide Converge and the Converge Subsidiaries with Maintenance & Support Services for all Products (excluding Vert-Owned Deliverables) during the Product Term, and the cost of such services is included in the amounts paid pursuant to Section 3.1.

                  2.14.2 Post-Product Term - No Remedy Election. In the event the Product Term ends other than due to a Converge Remedy Election or a Vert Remedy Election, Converge may purchase continued Maintenance & Support Services for any individual Products (excluding Vert-Owned Deliverables) on a year-by-year basis by paying Vert the then-standard fees for maintenance and support for such Products that VNI or the applicable VNI Subsidiaries charge to similarly situated licensees. In such circumstance, the Maintenance & Support Services provided by Vert after the Product Term shall not include the right to receive any Enhancements, unless such Enhancements are made generally available as part Maintenance & Support Services provided to similarly situated licensees of the Products in question.

                  2.14.3 Post-Product Term - Vert Remedy Election. In the event the Product Term ends due to a Vert Remedy Election, Converge shall be entitled to continued Maintenance & Support Services for any Deployed Products at no additional cost for the remainder of the initial three-year period commencing on the Effective Date. Thereafter, Converge may purchase continued Maintenance & Support Services for any Deployed Products on a year-by-year basis by paying Vert the then-standard fees for maintenance and support for such Deployed Products that VNI or the applicable VNI Subsidiaries charge to similarly situated licensees. In either of the foregoing circumstances, the Maintenance & Support Services provided by Vert after the Product Term shall not include the right to receive any Enhancements, unless such Enhancements are made generally available as part Maintenance & Support Services provided to similarly situated licensees of the Deployed Products in question.

                  2.14.4 Post-Product Term - Converge Remedy Election. In the event the Product Term ends due to a Converge Remedy Election, Converge may purchase continued Maintenance & Support Services for any Deployed Products on a year-by-year basis by paying Vert the then-standard fees for maintenance and support for such Deployed Products that VNI or the applicable VNI Subsidiaries charge to similarly situated licensees. In such circumstance, the Maintenance & Support Services provided by Vert for the remainder of the initial three-year period following the end of the Product Term shall include the right to receive Upgrades to Deployed Products, but not other Enhancements, unless such other Enhancements are made generally available as part of the Maintenance & Support Services provided to similarly situated licensees of the Deployed Products in question. Thereafter, the Maintenance & Support Services shall not include the right to receive any Enhancements, unless such other Enhancements are made generally available as part Maintenance & Support Services provided to similarly situated licensees of the Deployed Products in question.

            2.15 Delivery and Acceptance. Vert will transfer the Products and all Documentation by remote telecommunications from the Vert place of business, to a Converge computer located in the State of California. If the Products and Documentation cannot be delivered via remote telecommunications to a Converge computer located in the State of

California, the Products and Documentation will be installed by Vert on the Converge computer located in the State of California. Converge will not obtain title or possession of any tangible personal property, including any storage media, as a result of the delivery of any Product under this Agreement. All Products and Documentation existing as of the Effective Date shall be delivered to Converge within 30 days following the Effective Date. Other Products shall be delivered to Converge (a) promptly following the date on which they are available as a beta or other early release version (provided, however, that Vert shall not be obligated to provide Maintenance & Support Services for such pre-release versions, and such pre-release versions shall not be used in a production environment without Vert consent) and (b) promptly following the date on which they become generally available. Without exception, all Products including, but not limited to, Updates and Enhancements shall be delivered to Converge as they become generally available and in accordance with the delivery procedure outlined in this Section 2.15. Each Product, Update and Enhancement will be deemed accepted by Converge upon Converge's receipt of the complete delivery to the Converge computer located in the State of California thereof.

            2.16 Product List. Vert represents that Exhibit A, in the form initially attached to this Agreement, is a reasonably complete and correct list of all Products existing as of the Effective Date. Vert agrees to promptly amend and update Exhibit A, from time to time, to reflect Future Products.

            2.17 Promotion Efforts and Responsibilities. The parties will participate in mutually acceptable joint promotional activities that may include those of the type set forth in Exhibit D.

            2.18 Marketplace Integration.

                  2.18.1 Converge Links and Converge Marks. Within 30 days after the Effective Date and thereafter during the Product Term, Vert shall place a Converge Link from each of VNI's "Industry Marketplaces" in the High Technology Industry to any and all Converge Web Sites in a mutually agreed upon manner. Converge hereby grants Vert a non-exclusive, non-transferable, royalty-free right and license to (a) link to the Converge Web Sites through Converge Links as described in this Section 2.18.1 and (b) use a Converge Mark(s) in connection with such Link. Vert agrees to use the Converge Mark(s) in accordance with this Agreement, with the trademark and usage guidelines of Converge in Exhibit F hereto, and with good trademark practices, including, but not limited to, protecting the value of the goodwill residing in such intellectual property.

                  2.18.2 Vert Links and Vert Marks. Within 30 days after the Effective Date and thereafter during the Product Term, Converge shall place a Vert Link from each Converge Web Site within the Converge Marketplace to any and all of VNI's "Industry Marketplaces" in the High Technology Industry. Vert hereby grants Converge a non-exclusive, non-transferable, royalty-free right and license to (a) link to VNI's "Industry Marketplaces" in the High Technology Industry through Vert Links as described in this Section 2.18.2 and (b) use a Vert Mark in connection with (i) such Link and (ii) the promotion of certain Products in connection with Exhibit D. Converge agrees to use the Vert Marks in accordance with this Agreement, with the trademark usage guidelines of Vert in Exhibit G hereto, and with good trademark practices, including, but not limited to, protecting the value of the goodwill residing in such intellectual property.

                  2.18.3 Integration. The parties will explore and pursue further integration opportunities to link the Converge Marketplace with VNI's "Industry Marketplaces" in the High Tech Industry.

                  2.18.4 Ownership of Vert Marks. Vert owns all right, title and interest in and to the Vert Marks and all Intellectual Property Rights and goodwill (including, but not limited to, goodwill accruing during the term of this Agreement) associated therewith. Except for the express rights granted to Converge under this Agreement, Converge acknowledges and agrees that the Intellectual Property owned, acquired or developed by Vert (including all Intellectual Property Rights associated therewith), including, but not limited to the Vert Marks, is and shall remain the sole property of Vert and nothing in this Agreement shall confer in Converge any right of ownership or license rights in Vert's Intellectual Property (including all Intellectual Property Rights associated therewith).

                  2.18.5 Ownership of Converge Marks. Converge owns all right, title and interest in and to the Converge Marks and all Intellectual Property Rights and goodwill (including, but not limited to, goodwill accruing during the term of this Agreement) associated therewith. Except for the express rights granted to Vert under this Agreement, VNI acknowledges and agrees that the Intellectual Property owned, acquired or developed by Converge (including all Intellectual Property Rights associated therewith), including, but not limited to the Converge Marks, is and shall remain the sole property of Converge and nothing in this Agreement shall confer in Vert any right of ownership or license rights in Converge's Intellectual Property (including all Intellectual Property Rights associated therewith).

            2.19 Marketplace Protection Measures. Unless otherwise agreed upon by the parties in writing, Converge shall implement and operate the Marketplace Protection Measures for the Converge Web Site at www.converge.com within four months following the Effective Date. With respect to any other Converge Marketplace utilizing any Trading Functionality, unless otherwise agreed upon by the parties in writing, Converge shall implement the applicable Marketplace Protection Measures within three months following the date on which such Trading Functionality is first utilized on such other Converge Marketplace in a production environment. For so long as any Converge Marketplace continues to utilize any Trading Functionality, Converge agrees to continue implementing and operating all applicable Marketplace Protection Measures in all material respects with respect to such Converge Marketplace.

      3. Fees and Payments.

            3.1 Fees for Products.

                  3.1.1 General. The fees for the license rights granted to the Products and for Maintenance & Support Services to be provided during the Product Term are set forth in Exhibit B hereto. Converge shall pay such fees to VNS in accordance with the provisions of Exhibit B.

                  3.1.2 Converge Remedy Election. The only event that shall relieve Converge of its obligation to pay the fees set forth in Exhibit B shall be a Converge Remedy Election, which event shall relieve Converge of its obligation to pay those fees set forth in Exhibit B that first become due and payable after the Converge Remedy Election Date. For the sake of clarity, Converge shall remain obligated to pay all fees set forth in Exhibit B that become due on or before the Converge Remedy Election Date, but that have not been paid by Converge on or before the Converge Remedy Election Date.

                  3.1.3 Vert Remedy Election. Notwithstanding the occurrence of a Vert Remedy Election, Converge shall remain obligated to pay the full amount of all fees set forth in Exhibit B, whether such fees become due before, on or after the Vert Remedy Election Date.

            3.2 On-Site Maintenance. Converge shall pay Vert's then-standard charges for any on-site Maintenance & Support Services provided by Vert under this Agreement. The amounts payable under this Section 3.2 shall be in addition to the fees payable by Converge under Section 3.1.

            3.3 Commissions Due to Converge. Commissions due to Converge with respect to the joint promotional activities conducted under Exhibit D shall be paid by VNS as set forth therein.

            3.4 Payments. All payments will be made in U.S. dollars, without setoff or deduction. Amounts due under Section 3.2 will be invoiced to Converge by VNS. Payment of such invoiced amounts shall be due within 30 days of Converge's receipt of invoice. All fees and other payments not paid when due shall be subject to late charges of the lesser of (a) 1.5% per month of the overdue amount or (b) the maximum permitted under applicable law.

            3.5 Taxes.

                  3.5.1 Generally. The fees and other payments specified in this Agreement are exclusive of any sales, use and other taxes on consumption of goods and services ("Sales Taxes"), however designated or levied, based on this Agreement, the delivery of the Products or services under this Agreement, or Converge's or the Converge Subsidiaries' use thereof. In those jurisdictions in which VNS determines it is required to register, collect and remit Sales Taxes, VNS will separately invoice Converge for such Sales Taxes (which invoices shall be payable by Converge as set forth in Section 3.4), collect such Sales Taxes from Converge and remit such Sales Taxes to the proper taxing authority. In those jurisdictions in which VNS has determined that it does not have a collection responsibility, Converge will be required to self-assess and remit any Sales Taxes due on the purchase of taxable property and services acquired under this Agreement. Converge will retain ultimate responsibility and liability for remitting any Sales Taxes due on the purchase of any property and/or services acquired under this Agreement, including, without limitation, any interest, penalties or additions attributable to or imposed on or with respect to any such assessment excluding any taxes imposed upon the net income of either party).

                  3.5.2 Certain Sales Taxes. The parties will cooperate and use their commercially reasonable efforts to minimize or avoid, to the maximum extent allowed by law, the obligation to pay any Sales Taxes that may be levied on payments made under this Agreement or otherwise are chargeable to or against VNS by any applicable government authority with respect to the Services and the Deliverables. To that end, the parties will conduct transactions using an electronic commerce approach under which Vert will provide all Services (where applicable) and all Deliverables to Converge using an electronic medium of delivery, electronically via the Internet, by "drop and load" to an Converge computer from a CD-ROM that is in the possession and control of Vert Personnel at all times, or in any other mutually agreeable intangible form or by such other means as is mutually agreed upon by the parties. Additionally, the parties will electronically transmit and receive SOWs, invoices and other applicable documentation. Each party, at its own expense, will provide and maintain the equipment, software, services and testing necessary for it to transmit and receive such documentation. Any amount of Sales Tax that legally could have been avoided but for the acts or omissions of a party will be payable by that party. Sales Taxes that may not be avoided will be payable (a) one-half by Converge and one-half by VNS if due to a US federal, state or local taxing authority and (b) by Converge if due to a non-US taxing authority. Taxes chargeable against the income or gross receipts of VNS shall be paid by VNS. Taxes chargeable against the income or gross receipts of Converge shall be paid by Converge.

            3.6 Tax Withholding. If laws, rules or regulations require withholding of any taxes imposed upon amounts payable to a party hereunder, the other party shall make such withholding payments as required and subtract such withholding payments from the amounts payable to such party. The other party shall submit reasonable proof of payment of the withholding taxes to such party within 30 days after obtaining such proof. The parties agree to fully cooperate with each other, including, without limitation, in the filing of appropriate certificates of tax exemption, to ensure that any withholding payments required to be made by the other party are reduced or avoided to the fullest extent permitted by law. Converge shall be deemed to be the sole payor of payments owed to VNS under this Agreement and shall not have the right to substitute any domestic or foreign affiliate for that purpose, and if Converge reincorporates or otherwise reorganizes as a foreign person that would thereupon cause payments hereunder to VNS to become subject to withholding, then Converge shall comply with applicable laws to the extent required and shall gross up the payments otherwise owed to VNS so that VNS receives, net of withholding taxes, the amounts VNS would have received if Converge had not substituted a foreign person or had remained a domestic person.

            3.7 Most Favored Nation. If at any time following the Product Term, Converge purchases software product(s) and/or maintenance & support services (including, but not limited to, Maintenance & Support Services purchased pursuant to Section 2.4), the provisions of this Section 3.7 shall apply. Notwithstanding anything to the contrary herein, all fees, charges and rates charged or invoiced by Vert in connection with such software products and maintenance & support services shall be as low as or lower than the fees, charges and rates charged or invoiced at the relevant time by Vert to any of its other similarly situated customers for software products or for maintenance & support services of the same or a substantially similar nature.

      4. Warranty.

            4.1 Scope of Warranty. Vert warrants that for the shorter of six months after receipt by Converge of each Product (which for purposes of this Section 4.1, shall include Enhancements to existing Products, but not Updates to such Products) or 90 days after the date of deployment of the Product by Converge in a production environment (the "Warranty Period") such Product, as delivered by Vert to Converge, will be free from Errors, provided that such Product has not been modified by Converge or any third party. In the event that a Problem occurs with respect to a Product, which Problem is attributable to an Error, and provided that Converge reports such Problem to Vert within the Warranty Period, Vert, as its sole obligation and Converge's sole and exclusive remedy, shall respond to such Problem and correct any associated Errors, subject to and in accordance with the provisions of Exhibit C. The warranty set forth in this Section 4.1 shall not apply with respect to Vert-Owned Deliverables, which shall be warranted, if at all, as set forth in the Professional Services Agreement, nor shall the warranty set forth in this Section 4.1 apply to any beta or other early release versions of Products provided to Converge under
Section 2.15.

            4.2 Disclaimer. WITH THE EXCEPTION OF THE EXPRESS WARRANTY PROVIDED IN SECTION 4.1 AND THE INDEMNITY PROVIDED IN SECTION 8, VNI AND ALL AFFILIATES OF VNI SPECIFICALLY DISCLAIM ANY AND ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT OF THIRD PARTY RIGHTS RELATING TO THE PRODUCTS AND ANY SERVICES FURNISHED OR OTHERWISE PROVIDED HEREUNDER, IF ANY. IN ADDITION, ALL BETA OR OTHER EARLY RELEASE VERSIONS OF PRODUCTS PROVIDED TO CONVERGE UNDER SECTION 2.15 ARE PROVIDED BY VNI AND ALL AFFILIATES OF VNI "AS IS" AND "WITH ALL FAULTS" AND VNI AND ALL AFFILIATTES OF VNI DISCLAIM ANY AND ALL WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT THERETO.

            5. Proprietary Rights. The Products and the Documentation are protected by applicable copyright and other intellectual property laws and international treaty provisions. As between Vert and Converge, but subject to any contrary provisions in the Professional Services Agreement with respect to Deliverables (as defined therein) provided thereunder, and to the rights and licenses granted to Converge hereunder, Vert and its licensors own all right, title and interest (including but not limited to all copyrights, patents, trademarks, trade names and trade secrets and other proprietary rights) in and to the Products and the Documentation. Converge agrees to reproduce all copyright, trademark and other proprietary notices contained on or in the Products or the Documentation, as delivered to Converge, on all copies thereof, and Converge further agrees not to remove or obscure any such notices. Except as expressly set forth in this Agreement or the Professional Services Agreement, Converge acknowledges and agrees that Vert has no obligation to deliver Source Code under the terms of this Agreement, or to grant Converge any license to use the Source Code form of the Products. Except as expressly permitted hereunder, the Products are not to be licensed, sold, rented, leased or otherwise transferred by Converge. Converge agrees not to (a) decompile, reverse engineer or disassemble or otherwise attempt to reconstruct or discover any Source Code or underlying algorithms of the Products that are provided solely in Object Code form or (b) separate or disassociate any component parts of the Products (it being understood that this restriction shall not restrict Converge from separating or disassociating separately identified modules from Products containing them). Except as expressly set forth in this Agreement and in the Professional Services Agreement, Converge shall not modify or change the Products or the Documentation (except to configure the Products by means of their user-enabled features) in any manner, nor may Converge create any derivative works of the Products or the Documentation. The provisions of this
Section 5 shall apply equally to the Converge Subsidiaries and Converge shall ensure that any Converge Subsidiaries provided with access to or use of the Products are bound thereby.

      6. Source Code Escrow.

            6.1 Escrow Materials. Within 30 days following the Effective Date, the parties shall put in place a mutually acceptable escrow agreement pursuant to which Vert shall place in escrow with Fort Knox or other escrow agent mutually agreeable to the parties (the "Escrow Agent") true and complete copies of the Source Code for the Products (including, with respect to Trade Secret Modules, either the Source Code for such Trade Secret Modules or their corresponding API Documentation, with the understanding that Vert may remove the Source Code for any Trade Secret Module from escrow at the time it places its corresponding API Documentation into escrow) owned by VNI or any of the VNI Subsidiaries and existing as of the Effective Date. Promptly following the date on which any other Product, Update or Enhancement owned by VNI or any the VNI Subsidiaries becomes generally available, or any Vert-Owned Deliverable is provided to Converge under the Professional Services Agreement, but in any event at least once per calendar quarter, Vert shall deliver to the Escrow Agent the Source Code for such other Products, Updates, Enhancements and Vert-Owned Deliverables (including, with respect to Trade Secret Modules, either the Source Code for such Trade Secret Modules or their corresponding API Documentation, with the understanding that Vert may remove the Source Code for any Trade Secret Module from escrow at the time it places its corresponding API Documentation into escrow). All of the foregoing materials delivered by Vert to the Escrow Agent are referred to herein as the "Escrow Materials."

            6.2 Release Events. For purposes of this Agreement, the following shall be deemed "Release Events": (a) VNI becomes insolvent, files for bankruptcy or is subjected to involuntary bankruptcy proceedings that are not dismissed within 60 days, or makes a general assignment for the benefit of its creditors; (b) Vert ceases to offer any maintenance services for a Product; or
(c) Converge makes a Priority Remedy Election. Notwithstanding anything to the contrary herein, if the claimed Release Event is under clause (b) or clause (c) above, only the Escrow Materials for the Product that is the subject of the Release Event, together with all associated Updates and Enhancements, shall be subject to release to Converge hereunder.

            6.3 Delivery of Escrow Materials. Should Converge desire to obtain any Escrow Materials due to the occurrence of a Release Event, Converge shall provide Vert and the Escrow Agent with written notice thereof. The Escrow Agent shall be instructed to promptly provide a copy of such notice to Vert. Unless the Escrow Agent receives written notice from Vert contesting the occurrence of such Release Event within 15 days after Vert receives such copy of Converge's notice (48 hours in the event the Release Event is a Priority Remedy Election by Converge), the Escrow Agent shall be instructed to deliver the relevant Escrow

Materials to Converge forthwith. In the event Vert contests the occurrence of the Release Event, the matter shall be resolved as expeditiously as possible in accordance with the dispute resolution provisions of the Escrow Agreement and the Escrow Materials shall remain in escrow until such time as the matter is resolved.

            6.4 Fees of Escrow Agent. Converge shall pay all fees and other amounts payable to the Escrow Agent under the Escrow Agreement.

            6.5 Escrow of Third-Party Products. With respect to Products that are licensed to VNI or the VNI Subsidiaries by third parties, Vert will reasonably cooperate with Converge to arrange for true and complete copies of the Source Code for such Products to be deposited with the Escrow Agent and to be held in escrow in accordance with the provisions of this Section 6 and the Escrow Agreement.

            6.6 Loss of Rights to Source Code. Should Vert cure a Priority Event of Default by effectuating a Cataclysmic Event Cure with respect to the Cataclysmic Event giving rise thereto prior to a Priority Remedy Election, then:
(i) the rights of Converge under Section 2.4.1 to use, load, store, transmit, execute, distribute internally, display, modify and have modified, and make and have made derivative works of, the Source Code delivered to Converge under this
Section 6 by reason of such Priority Event of Default shall automatically cease;
(ii) Converge shall erase, destroy or return to the Escrow Agent all such Source Code, together with all copies, modifications and derivative works thereof; and
(iii) upon Vert' written request, shall certify its compliance with this Section
6.6 to Vert in writing.

      7. Limitation of Liability.

            7.1 Disclaimer of Certain Damages. TO THE MAXIMUM EXTENT PERMITTED BY LAW, IN NO EVENT SHALL EITHER PARTY BE LIABLE OR OBLIGATED IN ANY MANNER FOR ANY SPECIAL, INCIDENTAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES OF ANY KIND ARISING OUT OF OR RELATING TO THIS AGREEMENT (INCLUDING, BUT NOT LIMITED TO, LOST PROFITS, REVENUES OR BUSINESS OPPORTUNITIES) HOWEVER CAUSED AND REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, TORT, NEGLIGENCE, STRICT PRODUCT LIABILITY, OR OTHERWISE, EVEN IF THE PARTY HAS BEEN INFORMED OF THE POSSIBILITY OF ANY SUCH DAMAGES IN ADVANCE. VERT DOES NOT GUARANTEE THAT THE PRODUCTS WILL OPERATE WITHOUT ERROR OR INTERRUPTION AND VERT SHALL NOT BE RESPONSIBLE FOR ANY DAMAGES ASSOCIATED WITH LOSS OF DATA OR INTERRUPTION OR LOSS OF USE OF PRODUCTS RESULTING THEREFROM.

            7.2 Sole Remedy. IF A CLAIM OR CAUSE OF ACTION IS ATTRIBUTABLE TO A PRODUCT OR ANY SERVICES PROVIDED UNDER THIS AGREEMENT (BUT EXCLUDING ANY VERT-OWNED DELIVERABLES), THE REMEDIES SET FORTH IN THIS AGREEMENT, TO THE EXCLUSION OF THE REMEDIES SET FORTH IN THE PROFESSIONAL SERVICES AGREEMENT, SHALL CONSTITUTE THE SOLE AND EXCLUSIVE REMEDIES AVAILABLE TO A PARTY FOR SUCH CLAIM OR CAUSE OF ACTION. IF A CLAIM OR CAUSE OF ACTION IS

ATTRIBUTABLE TO A DELIVERABLE OR ANY SERVICES PROVIDED UNDER THE PROFESSIONAL SERVICE AGREEMENT (EXCLUDING ANY UNDERLYING PRODUCTS (OTHER THAN VERT-OWNED DELIVERABLES) INCLUDED IN SUCH DELIVERABLES), THE REMEDIES SET FORTH IN THE PROFESSIONAL SERVICES AGREEMENT, TO THE EXCLUSION OF THE REMEDIES SET FORTH IN THIS AGREEMENT, SHALL CONSTITUTE THE SOLE AND EXCLUSIVE REMEDIES AVAILABLE TO A PARTY FOR SUCH CLAIM OR CAUSE OF ACTION. NO LIABILITY SHALL EXTEND UNDER THIS AGREEMENT TO ANY THIRD PARTY (INCLUDING, BUT NOT LIMITED TO, ANY AFFILIATES OF VNI OTHER THAN VNS, OR THEIR LICENSORS) IF NOT INVOLVED IN THE DEVELOPMENT, LICENSING OR DELIVERY OF THE PRODUCTS OR ANY SERVICES HEREUNDER.

            7.3 Maximum Aggregate Liability. TO THE MAXIMUM EXTENT PERMITTED BY LAW, THE MAXIMUM LIABILITY OF EACH PARTY TO THE OTHER OR TO ANY THIRD PARTY FOR DAMAGES RELATING TO THIS AGREEMENT OR THE PRODUCTS OR SERVICES, IF ANY, THAT ARE THE SUBJECT MATTER OF THIS AGREEMENT, WHETHER FOR BREACH OF CONTRACT OR WARRANTY, STRICT LIABILITY, NEGLIGENCE OR OTHER TORT, STRICT PRODUCT LIABILITY, THE FAILURE OF ANY LIMITED REMEDY TO ACHIEVE ITS ESSENTIAL PURPOSE, OR OTHERWISE, SHALL NOT EXCEED: (I) $10,000,000 IN THE AGGREGATE, AND (II) THE GREATER OF $1,000,000 PER PRODUCT OR THE LIST PRICE OF SUCH PRODUCT AS OF THE DATE ON WHICH THE CLAIM OR CAUSE OF ACTION FIRST AROSE. THE FOREGOING LIMITATIONS ON EACH PARTY'S AGGREGATE LIABILITY TO THE OTHER SHALL BE IN ADDITION TO ANY FEES AND OTHER AMOUNTS DUE AND OWING UNDER SECTION 3.

            7.4 Exceptions. THE LIMITATIONS OF LIABILITY CONTAINED IN THIS
SECTION 7 SHALL NOT APPLY WITH RESPECT TO (A) ANY CLAIMS OF BODILY INJURY OR DAMAGE TO TANGIBLE PERSONAL PROPERTY RESULTING FROM WILLFUL MISCONDUCT OR GROSS NEGLIGENCE, (B) THE RESPECTIVE INDEMNIFICATION OBLIGATIONS OF THE PARTIES UNDER
SECTION 8, (C) ANY BREACH OF THE PROVISIONS GOVERNING LICENSE RIGHTS AND RESTRICTIONS IN SECTION 2, (D) ANY BREACH OF THE CONFIDENTIALITY OBLIGATIONS IN
SECTION 9, OR (E) LIABILITY FOR PAYMENT OF INTEREST ADDED BY A COURT OF LAW OR AN ARBITRATION PANEL TO A JUDGMENT ENTERED IN ANY ACTION OR PROCEEDING UNDER THIS AGREEMENT.

            7.5 Duty to Mitigate. Each party will have a duty to take reasonable steps to mitigate damages for which the other party is responsible.

            7.6 Acknowledgement. Each of the parties acknowledge that the disclaimers and limitations set forth in this Section 7 are an essential element of this Agreement between the parties and that the parties would not have entered into this Agreement without such disclaimers and limitations.

      8. Indemnification.

            8.1 By Vert.

                  8.1.1 Vert Indemnity. Vert agrees to defend and hold Converge and its officers, directors, employees and agents harmless from and against any suit, claim or action by any unaffiliated third party (a "Converge Claim") alleging that any of the Products, when used within the scope of this Agreement and its corresponding Documentation, infringe upon or misappropriate any U.S. patent, European Union Office patent, patent of a country in the European Union, copyright or trade secret of a third party. Vert further agrees to indemnify Converge and its officers, directors, employees and agents for any damages, costs, liabilities, expenses (including, without limitation, attorneys fees) and settlement amounts payable to unaffiliated third parties in connection with such Converge Claims. The foregoing obligations shall not extend to any Converge Claims arising out of or related to (a) a modification of the Products by or at the direction of anyone other than Vert, to the extent that such modification is the cause of such infringement; (b) a combination of the Products with any third party software or equipment neither recommended, approved or authorized by Vert in writing, whether in any Documentation for the Product or otherwise, to the extent that such combination is the cause of such infringement; (c) portions of the Products based on unique specifications or requirements provided or selected by Converge, to the extent that such portion is the cause of such infringement; or (d) solely with respect to infringement claims concerning U.S. patent, European Union Office patent or patent of a country in the European Union, any infringement claims to the extent based on or arising out of Future Products. For the purposes of this Section 8.1, the term "Products" shall exclude the Vert-Owned Deliverables.

                  8.1.2 Converge Obligation. Vert's obligations to defend, indemnify and hold Converge harmless are subject to Converge (a) giving Vert prompt written notice of any such Converge Claim; (b) giving Vert sole control over the defense and settlement of any such Converge Claim; (c) providing full cooperation for the defense of any such Converge Claim, at Vert's expense; and
(d) not entering into any settlement or compromise of any such Converge Claim without Vert's prior written approval.

                  8.1.3 Mitigation. If Converge is enjoined or is reasonably likely to be enjoined from using any Products as permitted hereunder, Vert will, at its own expense, exercise the first of the following remedies that is practicable: (i) obtain for Converge the right to continue to use, sell and license the Products as permitted under this Agreement; (ii) modify Products so they are non-infringing and functionally equivalent in all material respects to the infringing Products; or (iii) replace the Products, or other affected Products, with non-infringing ones that are functionally equivalent in all material respects to the infringing Services and Deliverables; provided, however, that Vert may seek to provide the remedies in (ii) or (iii) above prior to seeking to provide the remedy in (i) above only if such decision would not have a significant adverse impact on Converge's ability to provide uninterrupted products or services to its customers; provided, however, that with respect to infringement claims concerning U.S. patents, European Union Office patents or patents of a country in the European Union, Vert shall in no event be required to incur costs or expenses in excess of $1,000,000, in the aggregate and regardless of the number of claims involved, in performing its obligations under this Section 8.1.3. If all of the remedies set forth in the preceding sentence are neither technically feasible nor available on commercially reasonable terms, then Vert may, or if the following remedy is requested by Converge, then Vert shall, require the return of the affected Deliverables and pay to Converge the list price charged by Vert for such Products.

                  8.1.4 Sole Remedy. IF A CLAIM OR CAUSE OF ACTION RELATING TO THE INFRINGEMENT OR MISAPPROPRIATION OF ANY PATENT, COPYRIGHT, TRADE SECRET OR OTHER INTELLECTUAL PROPERTY RIGHT IS ATTRIBUTABLE TO A PRODUCT (BUT EXCLUDING ANY VERT-OWNED DELIVERABLES), THE REMEDIES SET FORTH IN THIS SECTION 8, TO THE EXCLUSION OF THE REMEDIES SET FORTH IN THE PROFESSIONAL SERVICES AGREEMENT, SHALL CONSTITUTE THE SOLE AND EXCLUSIVE REMEDIES AVAILABLE TO CONVERGE FOR SUCH CLAIM OR CAUSE OF ACTION. IF A CLAIM OR CAUSE OF ACTION RELATING TO THE INFRINGEMENT OR MISAPPROPRIATION OF ANY PATENT, COPYRIGHT, TRADE SECRET OR OTHER INTELLECTUAL PROPERTY RIGHT IS ATTRIBUTABLE TO A DELIVERABLE OR ANY SERVICES PROVIDED UNDER THE PROFESSIONAL SERVICE AGREEMENT (EXCLUDING ANY UNDERLYING PRODUCTS (OTHER THAN VERT-OWNED DELIVERABLES) INCLUDED IN SUCH DELIVERABLES), THE REMEDIES SET FORTH IN THE PROFESSIONAL SERVICES AGREEMENT, TO THE EXCLUSION OF THE REMEDIES SET FORTH IN THIS AGREEMENT, SHALL CONSTITUTE THE SOLE AND EXCLUSIVE REMEDIES AVAILABLE TO CONVERGE FOR SUCH CLAIM OR CAUSE OF ACTION.

            8.2 By Converge.

                  8.2.1 Converge Indemnity. Converge agrees to defend and hold Vert and its officers, directors, employees and agents harmless from and against any suit, claim or action by any unaffiliated third party (a "Vert Claim") relating to (a) the operation of and/or business conducted on or through any Converge Marketplace, except to the extent that the occurrence giving rise to such Vert Claim is a suit, claim or action by any unaffiliated third party alleging that any Product, when used within the scope of the rights granted to Converge under this Agreement, infringes upon or misappropriates any U.S. or foreign patent copyright, trade secret or other intellectual property rights of a third party; (b) the use of any Product outside the scope the rights granted to Converge under this Agreement; or (c) any claim associated with any Converge product or service to the extent not based on Products or service provided by Vert hereunder. Converge further agrees to indemnify Vert and its officers, directors, employees and agents for any damages, costs, liabilities, expenses (including, without limitation, attorneys fees) and settlement amounts payable to unaffiliated third parties in connection with such Vert Claims.

                  8.2.2 Vert Obligation. Converge's obligations to defend, indemnify and hold harmless Vert are subject to Vert (a) giving Converge prompt written notice of any such Vert Claim; (b) giving Converge sole control over the defense and settlement of any such Vert Claim; (c) providing full cooperation for the defense of any such Vert Claim, at Converge's expense; and (d) not entering into any settlement or compromise of any such Vert Claim without Converge's prior written approval.

      9. Confidential Information.

            9.1 Definition of Confidential Information. "Confidential Information" as used in this Agreement shall mean any and all proprietary or non-public information of a party (including, without limitation, any Source Code furnished by or to Converge hereunder) whether in oral, written or other tangible form that the party disclosing the information (the "Discloser") designates as being confidential or which, under the circumstances surrounding disclosure, the receiving party (the "Recipient") knows or has reason to know should be treated as confidential.

            9.2 Nondisclosure and Nonuse Obligations. Each of the parties, as Recipient, agrees that such Recipient will not use, disseminate, or in any way disclose any Confidential Information of the other party, as Discloser, to any person, firm or business, except to the extent necessary for the performance of such party's obligations or the enjoyment of such party's rights and benefits hereunder, and for any other purpose such Discloser may hereafter authorize in writing. Each of the parties, as Recipient, agrees that such Recipient shall treat all Confidential Information of the other party, as Discloser, with the same degree of care as such Recipient accords to such Recipient's own Confidential Information, but in no case less than reasonable care. Each of the parties, as Recipient, agrees that such Recipient shall disclose Confidential Information of the other party, as Discloser, only to those of such Recipient's employees who need to know such information, and such Recipient certifies that such Recipient employees have previously agreed, either as a condition to employment or in order to obtain the Confidential Information of the Discloser, to be bound by terms and conditions substantially similar to those terms and conditions applicable to such Recipient under this Agreement. Each of the parties, as Recipient, shall immediately give notice to the other party, as Discloser, of any unauthorized use or disclosure of Discloser's Confidential Information. Each of the parties, as Recipient, agrees to assist the other party, as Discloser, in remedying any such unauthorized use or disclosure of Discloser's Confidential Information.

            9.3 Exclusions from Nondisclosure and Nonuse Obligations. The obligations under this Section 9 of each of the parties, as Recipient, with respect to any portion of the Confidential Information of the other party, as Discloser, shall not apply to such portion that Recipient can document: (a) was in the public domain at or subsequent to the time such portion was communicated to Recipient by Discloser through no fault of Recipient; (b) was rightfully in Recipient's possession free of any obligation of confidence at or subsequent to the time such portion was communicated to Recipient by Discloser; (c) was developed by employees or agents of Recipient independently of and without reference to any information communicated to Recipient by Discloser; or (d) was communicated by Discloser to an unaffiliated third party free of any obligation of confidence. A disclosure by either of the parties, as Recipient, of Confidential Information of the other party, as Discloser, either (i) in response to a valid order by a court or other governmental body; (ii) as otherwise required by law; or (iii) as necessary to establish the rights of either party under this Agreement, shall not be considered to be a breach of this Agreement by Recipient or a waiver of confidentiality for other purposes; provided, however, that Recipient shall provide prompt prior written notice thereof to Discloser to enable Discloser to seek a protective order or otherwise prevent such disclosure.

            9.4 Confidentiality of this Agreement. The parties hereto agree to keep the terms of this Agreement confidential and not to divulge any part thereof to any third party except: (a) with the prior written consent of the other party; (b) to any governmental body having jurisdiction to request and to read the same; (c) as otherwise may be required by law or legal process; or (d) to legal counsel representing either party. Notwithstanding the foregoing, no disclosure of this Agreement shall be made pursuant to clauses (b) or (c) of the foregoing sentence without the disclosing party first giving the other party reasonable notice prior to the intended disclosure so as to allow the other party sufficient time to seek a protective order or otherwise assure the confidentiality of this Agreement as that other party shall deem appropriate. Each party agrees not to file this Agreement as an exhibit to its SEC filings without first redacting and requesting confidential treatment for any information reasonably considered by the other party to be confidential. Such other party shall inform the first party of any such information it wishes to redact and request confidential treatment for within five Business Days following the date such other party is requested to do so in writing. Nothing herein shall prohibit either party from complying with applicable securities or other laws, rules or regulations.

      10. Term; Events of Default; and Remedies.

            10.1 Term. The term of this Agreement shall commence upon the Effective Date and continue in perpetuity.

            10.2 Events of Default. The occurrence of any one or more of the following acts, events or occurrences shall constitute an "Event of Default" under this Agreement: (a) either party becomes insolvent, files for bankruptcy or is subjected to involuntary bankruptcy proceedings that are not dismissed within 60 days, or makes a general assignment for the benefit of its creditors;
(b) either party breaches any material provision of this Agreement (excluding
(i) a breach by either party of the provisions of Section 2.17 or Exhibit D hereto, which may not result in an "Event of Default," and (ii) a payment breach by Converge of the type described in clause (c) below, which is covered by such clause (c)) and the result is that the non-breaching party experiencing a substantial deprivation of the benefits to which the non-breaching party is entitled under this Agreement, which material breach is not cured by the breaching party within 45 days after the breaching party's receipt of the non-breaching party's written notice specifying the breach in detail; provided, however, that if the breach is of such a nature that it may be cured, but it may not reasonably be cured within such 45-day period, the non-breaching party may not terminate this Agreement unless such breach is not cured by the breaching party on or before the 90th day after the breaching party's receipt of the non-breaching party's notice of breach if breaching party has commenced substantial efforts to cure the breach within the initial 45-day period and has continued in good faith to work to cure the breach as soon as reasonably practicable thereafter, or (c) Converge fails to pay when due any amounts payable under Section 3.1 and Exhibit B hereto and fails to cure such breach within 10 Business Days after Vert gives Converge written notice specifying the breach.

            10.3 Remedies.

                  10.3.1 Remedies of Vert. Immediately upon the occurrence of an Event of Default by Converge under Section 10.2, Vert shall have the right, but not the obligation, to make a "Vert Remedy Election," exercisable by delivering written notice thereof to Converge within 10 Business Days after the occurrence of such Event of Default by Converge. Vert shall not have the right to terminate this Agreement upon the occurrence of an Event of Default by Converge under Section 10.2 or any other breach by Converge under this Agreement.

                  10.3.2 Remedies of Converge. Immediately upon the occurrence of an Event of Default by Vert under Section 10.2, Converge shall have the right, but not the obligation, to make a "Converge Remedy Election," exercisable by delivering written notice thereof to Vert within 10 Business Days after the occurrence of such Event of Default by Vert. Converge shall not have the right to terminate this Agreement upon the occurrence of an Event of Default by Vert under Section 10.2 or any other breach by Vert under this Agreement.

            10.4 Cataclysmic Event.

                  10.4.1 Notice and Response. Should a Cataclysmic Event occur, Converge shall provide Vert with notice thereof as immediately as possible (a "Cataclysmic Event Notice"). Each Cataclysmic Event Notice shall be provided to Vert via telephone, pager and e-mail in accordance with VNS' Maintenance & Support procedures for the reporting of a Severity Level 1 Problem, and the Converge Tech Support representative or other Converge Personnel reporting the Cataclysmic Event shall indicate to VNS that they are reporting a Severity Level 1 Problem. Vert shall respond to a Cataclysmic Event Notice and seek to provide a Cataclysmic Event Cure in accordance with the provisions of Exhibit C respecting Severity Level 1 Problems.

                  10.4.2 Efforts of Converge. Converge shall fully cooperate with and assist Vert, as reasonably requested by Vert, in Vert's efforts to characterize and diagnose the cause of any Cataclysmic Event and to effectuate a Cataclysmic Event Cure with respect thereto. Without limiting the foregoing, at any point when the Converge Marketplace is experiencing an interruption in Trade Functionality, Converge shall use best efforts to restore such functionality to the Converge Marketplace as soon as possible, such efforts to be in coordination with Vert's efforts to effectuate a Cataclysmic Event Cure. Converge's efforts under this Section 10.4.2, at a minimum, shall include implementing all applicable Marketplace Response Procedures as immediately as practicable.

                  10.4.3 Priority Event of Default. In the event that a Cataclysmic Event Cure is not effectuated within three days (72 hours) following its corresponding Response Initiation Date/Time, Vert shall be in default of its obligations under this Agreement (a "Priority Event of Default"). Should a Cataclysmic Event Cure for such Priority Event of Default not be effectuated within 11 days (264 hours) following the occurrence of such Priority Event of Default, Converge shall have the right, but not the obligation, to make a "Priority Remedy Election," exercisable by delivering written notice thereof to Vert within 10 Business Days after the occurrence of such Priority Event of Default. Converge shall not have the right to terminate this Agreement upon the occurrence of a Priority Event of Default hereunder. For purposes of the provisions of this Agreement other than those set forth in Section 10.2 and
Section 10.3, the consequences of a Priority Remedy Election by Converge shall be the same as the consequences of a Converge Remedy Election by Converge, unless otherwise expressly stated in this Agreement.

                  10.4.4 Tolling. The time periods specified in Section 10.4.3,
Section 10.4.5 and Section 6.6 shall be tolled for any time during which Converge substantially fails to comply with its obligations under Section 10.4.2 to implement the applicable Marketplace Response Procedures.

                  10.4.5 Payments by Vert. In the event that Vert does not effectuate a Cataclysmic Event Cure by the end of the third day (72nd hour) following its corresponding Response Initiation Date/Time, Vert shall pay Converge as liquidated damages, with respect to monetary claims, and without limiting Converge's right to make a Priority Remedy Election (with such liquidated damages and Priority Remedy Election being Converge's sole remedies in connection with such Cataclysmic Event so long as this Section 10.4 applies), the following amounts, depending on the length of time that such failure continues:

Length of Failure to Effectuate a Cataclysmic Event Cure (from the
                  Response Initiation Date/Time)                                    Amount of Payment
                         3 days (72 hours)                                               $100,000

                         4 days (96 hours)                                               $100,000

                        5 days (120 hours)                                               $200,000

                        6 days (144 hours)                                               $200,000

                        7 days (168 hours)                                               $400,000

                        8 days (192 hours)                                               $400,000

                        9 days (216 hours)                                               $800,000

                        10 days (240 hours)                                              $800,000

                        11 days (264 hours)                                             $1,600,000

                        12 days (288 hours)                                             $1,600,000

                        13 days (312 hours)                                             $3,200,000

Such payments shall be made within 30 days following the date on which the total amount due under this Section 10.4.5 with respect to the Cataclysmic Event in question becomes fixed.

                  10.4.6 Trigger Events. Notwithstanding anything to the contrary in this Section 10.4, the provisions of this Section 10.4 shall not apply with respect to any Converge Marketplace that is the subject of a Cataclysmic Event unless and until a Trigger Event has occurred with respect to such Converge Marketplace. Furthermore, the amounts payable by Vert to Converge under Section 10.4.5 above with respect to a particular Converge Marketplace shall be reduced as follows: (i) by 66 2/3% if the Cataclysmic Event occurs during the initial four month period commencing on the date that the first Trigger Event for such Converge Marketplace occurs, and (ii) by 33 1/3% if the Cataclysmic Event occurs during the four month period commencing on the first day of the fifth month after such date.

                  10.4.7 Limitation on Priority Remedy Election. The provisions of this Section 10.4 shall not apply, and Converge shall not be entitled to provide a Cataclysmic Event Notice or make a Priority Remedy Election at any time subsequent to the date on which Converge makes a Converge Remedy Election or a Priority Remedy Election, or the date on which Vert makes a Vert Remedy Election. The provisions of this Section 10.4 shall be Converge's sole remedy in the event this Section 10.4 applies. In addition, the provisions of this

Section 10.4 shall apply subsequent to the Product Term only (i) with respect to those Products for which Converge is then purchasing Maintenance & Support Services and (ii) if Converge is then paying for Maintenance & Support Services at an annualized rate of at least $1,750,000 per year.

      11. Effect of Remedy Election. Upon the occurrence of a Vert Remedy Election or a Converge Remedy Election, each party shall erase, destroy or return to the other party all copies of the Confidential Information of or provided by such party (which in the case of Converge as the erasing, destroying or returning party shall include the Products and the Documentation), and, upon such other party's written request, shall certify its compliance with this
Section 11 to the other party in writing. Notwithstanding the foregoing provisions of this Section 11, with respect to and for so long as any licenses granted to Converge respecting Products and/or Source Code survive a Vert Remedy Election or a Converge Remedy Election, Converge shall not be required to erase, destroy or return any Confidential Information of VNI or any of the VNI Subsidiaries respecting such Products and/or Source Code.

      12. Compliance with U.S. Export Laws. Converge acknowledges that the laws and regulations of the United States may restrict the export and re-export of commodities and technical data of United States origin, including the Products and the Documentation in any medium. Each party agrees that it will not export or re-export the Products or the Documentation in any form without the appropriate United States and foreign government licenses.

      13. Publicity. Neither party will issue any press release, marketing or similar materials discussing this Agreement or either party's performance hereunder except with the other party's prior written agreement to the content and distribution of such material. Within 60 days after the Effective Date, the parties may mutually agree upon a joint marketing program. Notwithstanding the foregoing, Vert will be entitled to list Converge as a customer of Vert and as a reference without submitting such lists to Converge. Converge will provide Vert with a mutually agreed upon name (and contact information) for an employee of Converge who will accept reference calls.

      14. General.

            14.1 Termination and Survival. This Agreement and all rights and licenses granted herein may be terminated only upon written agreement of the parties. Upon any such termination, Section 1, Section 2.11, Section 4.2,
Section 5, Section 7, Section 8, Section 9, Section 12, Section 13 and Section 14 shall survive.

            14.2 Notices. All notices permitted or required under this Agreement ("Notices") shall be in writing and shall be delivered as follows with notice deemed given as indicated (a) by personal delivery when delivered personally;
(b) by overnight courier upon written verification of receipt; or (c) by certified or registered mail, return receipt requested, five days after deposit in the mail. All Notices shall be properly addressed as follows, or to such other addresses as may be specified in a Notice given hereunder:

If to VNI:                                                    with a copy to:

Attn: Chief Executive Officer                                 Attn: General Counsel
VerticalNet, Inc.                                             VerticalNet, Inc.
700 Dresher Road, Suite 100                                   700 Dresher Road, Suite 100
Horsham, Pennsylvania 19044                                   Horsham, Pennsylvania 19044

If to VNS:                                                    with a copy to:

Attn: David Smith, V.P. Enterprise Solutions                  Attn: General Counsel
VerticalNet Solutions                                         Tradeum, Inc. dba VerticalNet Solutions
301 Howard Street                                             700 Dresher Road, Suite 100
San Francisco, CA 94105                                       Horsham, Pennsylvania 19044

If to Converge:                                               with a copy to:

Attn: EVP, Product Strategy & Development                     Attn: General Counsel
Converge, Inc.                                                Converge, Inc.
10400 Ridgeview Court, Suite 100                              10400 Ridgeview Court, Suite 100
Cupertino, CA  95104-0704                                     Cupertino, CA  95104-0704

            14.3 Force Majeure. Except for the obligation to pay monies due, neither party shall be liable hereunder by reason of any failure or delay in the performance of its obligations hereunder (except for the payment of money) on account of strikes, riots, insurrection, fires, flood, storm, explosions, acts of God, war, governmental action, labor conditions, earthquakes, or any other cause which is beyond the control of such party.

            14.4 Waiver. An effective waiver under this Agreement must be in writing signed by the party waiving its right. The failure of either party to require performance by the other party of any provision hereof shall not affect the full right to require such performance at any time thereafter; nor shall the waiver by either party of a breach of any provision hereof be taken or held to be a waiver of subsequent breaches of that or any other provision hereof.

            14.5 Severability. In the event that any provision of this Agreement shall be unenforceable or invalid under any applicable law or be so held by applicable court decision, such unenforceability or invalidity shall not render this Agreement unenforceable or invalid as a whole, and, in such event, such provision shall be changed and interpreted so as to best accomplish the objectives of such provisions within the limits of applicable law or applicable court decisions.

            14.6 Headings. The section headings appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or extent of such section or in any way affect such section.

            14.7 No Solicitation. During the three-year period commencing on the Effective Date, and for a period of one year thereafter, Converge and Vert each agree not to directly or indirectly solicit, encourage or cause others to solicit or encourage any employees or individual independent contractors of the other party to terminate their employment or independent contracting relationship with the other party and become an employee or independent contractor of the soliciting party or its Affiliate. This provision does not prohibit a party's responding to unsolicited employment inquiries and/or any indirect solicitations and other employment activities (e.g., job postings, advertising of positions) that are not specifically targeted at any particular individual.

            14.8 Choice of Law and Forum; Waiver of Jury Trial; Limitation of Action. This Agreement and performance under this Agreement shall be governed by the laws of the United States of America and of the State of California as applied to agreements entered into and to be performed entirely within California between California residents, excluding its conflicts of law provisions. The United Nations Convention on Contracts for the International Sale of Goods is specifically excluded from application to this Agreement. Both parties consent to the jurisdiction of the state and federal courts located in the County of Santa Clara, California and in the County of San Francisco, California to hear and resolve any and all actions and proceedings arising from or relating to this Agreement or the Software. The parties expressly waive any right to a jury trial regarding disputes related to this Agreement. Unless otherwise provided by local law without the possibility of contractual waiver or limitation, any legal or other action related to this Agreement must be commenced no later than two years from the date on which the cause of action arose.

            14.9 No Agency. Nothing contained herein shall be construed as creating any agency, partnership or other form of joint enterprise between the parties or to allow either party to bind the other or incur any obligation on its behalf.

            14.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. This Agreement shall become binding when any one or more counterparts hereof, individually or taken together, bear the signatures of both parties hereto. For the purposes hereof, a facsimile copy of this Agreement, including the signature pages hereto, shall be deemed an original.

            14.11 Assignment. A party may assign this Agreement to any Affiliate. Otherwise, neither party may assign this Agreement without the other party's prior written consent (not to be unreasonably withheld). No transfer of this Agreement by operation of law or change in Control of a party, including, without limitation, by merger, consolidation or sale or other transfer of equity interests, shall be considered an assignment for purposes of this Section 14.11. This Agreement will bind and inure to the benefit of the parties and their respective successors and permitted assigns.

            14.12 No Third-Party Beneficiaries. Except as expressly stated in
Section 8, nothing in this Agreement is intended to confer benefits, rights or remedies unto any person or entity other than the parties and their successors and permitted assigns.

            14.13 Non-Exclusive Agreement. Except as expressly stated herein, this Agreement is not exclusive as to either party, and, subject to the express provisions of this

Agreement, each party will have the right to conduct any other business in which it may now or hereafter be engaged.

            14.14 Entire Agreement. This Agreement, together with the Professional Services Agreement, are the entire agreement between Vert and Converge relating to the subject matter of this Agreement. This Agreement shall supersede any prior agreement or understanding, whether written or oral, and any other communications between Vert and Converge relating to the subject matter of this Agreement. This Agreement may only be amended by a writing specifically referencing this Agreement, which has been signed by authorized representatives of each party.

      IN WITNESS WHEREOF, the undersigned do hereby execute this parties have caused this Agreement to be signed by their duly authorized representatives as of the date first written above in this Agreement.

VerticalNet, Inc.                            Converge, Inc.

By:                                          By:
    ------------------------------------         -------------------------------


----------------------------------------     -----------------------------------
(Print Name)                                 (Print Name)

Title:                                       Title:
       ---------------------------------            ----------------------------

Tradeum, Inc., dba VerticalNet Solutions

By:
    ------------------------------------


----------------------------------------
(Print Name)

Title:
       ---------------------------------

                                    Exhibit A
                                Current Products

Community Products:

                  VerticalNet Community Builder
                  VerticalNet Community Manager

Content Products:

                  VerticalNet Content Builder
                  VerticalNet Content Syndicator
                  VerticalNet Content Manager

Commerce Products:

                  VerticalNet Auctions
                  VerticalNet Exchange
                  VerticalNet Aggregated Catalog
                  VerticalNet Distributed Catalog
                  VerticalNet RFP/RFQ (available 1/31/01)
                  VerticalNet Structured Negotiations (available 1/31/01)

Tools (for internal development use only):

                  VerticalNet Ontology Builder
                  VerticalNet C2 Hub
                  VerticalNet Business Publisher
                  VerticalNet Business Publisher Agent

Platform Products:

                  VerticalNet Trade Server

                                    Exhibit B
                             Payment of Certain Fees

The fees due and owing from Converge under Section 3.1 are as follows:

Contract Year 1 - $28,000,000, payable as follows: $13,000,000 on the Effective Date, and of $15,000,000 on the first day of the third quarter in Year 1.

Contract Year 2 - $25,000,000, payable in equal semi-annual payments of $12,500,000 on the first day of each of the first and third quarters in Year 2.

Contract Year 3 - $20,000,000, payable as follows: $12,500,000 on the first day of the first quarter in Year 3, and $7,500,000 on the first day of the third quarter in Year 3.

                                    Exhibit C
                         Maintenance & Support Services

1.0 Problem Handling. VNS shall be responsible for responding to Problems as set forth in this Exhibit C. Only authorized personnel designated by Converge will report Problems to VNS technical support personnel ("Converge Tech Support"), the number of such Converge personnel will not exceed 50 without VNS approval. Unless otherwise agreed in writing in a SOW executed under the PSA, Converge and the Converge Subsidiaries shall be responsible for providing "Level 1" (help desk-type support) support to both Converge Personnel (internal help desk) and Converge users (external help desk), for each of the Deployed Products on which VNS has provided the necessary training as described herein. VNS shall be responsible for providing "Level 2" (technical inquiries and support) and "Level 3" (code fixes) support for such Deployed Products and Level 1, 2 and 3 support for all other Products. Converge Tech Support will be the "single point of contact" for support of the Products and the escalation of Problems in accordance with this Exhibit C. In the case of a Deployed Product for which Converge is proving Level 1 support, Problems will be escalated to VNS only after such Problems have been reasonably escalated through the "Level 1" support procedures of Converge and the Converge Subsidiaries. With respect to Problems reported to VNS, Converge shall provide, to the extent known to Converge, information to enable VNS to reproduce, verify, diagnose and correct such Problems. VNS will attempt to resolve Problems reported by Converge to VNS as set forth below.

VNS will provide all reasonable training and available training materials to enable Converge to provide Level 1 support for the Deployed Products ("Support Training"). Support Training will include both introductory training reasonably in advance of when new Deployed Products are put into production by Converge and periodic refreshers as appropriate when Updates and Enhancements of Deployed Products are released. Support Training will be provided at mutually agreed locations and schedules, and each party will bear its own costs and expenses (except for reasonable travel for VNS Personnel and out-of-pocket costs for training materials, which Converge will reimburse to VNS at cost).

All Problems shall be reported by Converge and the Converge Subsidiaries to designated VNS technical support personnel via telephone, e-mail and/or in some other manner agreed to by the parties. VNS will establish a process to check incoming electronic requests for Level 2 at least once every two hours and Level 3 support at least once every four hours. VNS will maintain procedures and systems designed to ensure that Problems are properly logged and track and all new Error corrections are compatible with previous Error corrections. Packaging of Error corrections will be done as mutually agreed to by the parties. VNS will provide to Converge the names, phone numbers and 24X7 pager numbers of the VNS support personnel to contact outside of Business Hours when high priority Problems are encountered that require immediate assistance.

2.0 Problem Severity Levels. The following chart describes the distinctions between the different severity levels for Problems reported by Converge and the Converge Subsidiaries.

Severity Level    Definition

1 A "Severity Level 1" Problem is one where critical or central functionality of the Product is unavailable and the Product cannot reasonably be used and/or performance of the Product is severely degraded. The adverse impact of a Severity 1 Problem on Converge's business is severe and immediate, and requires an immediate solution.
                  - A "Severity Level 1" Problem may have one or more of the following characteristics:
                  -     Data is corrupt or Product corrupts or loses data
                  -     Complete or severe lack of ability to use the Product
                  -     Product crashes repeatedly
                  -     Product is not operational
                  - The Product fails to run to completion or returns incorrect results

2 A "Severity Level 2" Problem is one where critical, central or important functionality of the Product is restricted and/or performance of the Product is significantly degraded. Use of the Product can continue in a restricted fashion or the user experiences a significant degradation of Product functionality and/or performance.
                  o A "Severity Level 2" Problem may have one or more of the following characteristics:
                  o A substantial loss of use of certain functionality of the Product for which there is an insufficient workaround
                  o     Performance of the Product is severely degraded
                  o Some important Product functionality is unavailable or improperly functioning, but the Product can continue to operate in a restricted fashion

3 A "Severity Level 3" Problem causes minimal interruption to non-central or non-important functionality. The Problem has a minor impact or is inconvenient.
                  o A "Severity Level 3" Problem may have one or more of the following characteristics:
                  o Performance of the Product is degraded in a non-critical manner
                  o     Performance of the Product is minimally impaired

4 A "Severity Level 4" Problem causes no loss of use of the Product.
                  o     Cosmetic Problem with the Product
                  o     Documentation error
                  o Minor incorrect behavior of the Product that does not impede its operation

3.0 Problem Response and Resolution. VNS will review all Problems reported by Converge to determine whether they are caused by Errors. In the event of a reasonable uncertainty, the parties will assume the higher level until they have sufficient information to make a determination. VNS shall conduct such review and use best efforts to provide Converge with an initial response and status reports as set forth in the table below. Should VNS determine that a Problem is caused by one or more Errors, VNS will use best efforts to resolve such Errors as set forth in the table below. If Converge unreasonably reports a Problem as being at a Severity Level that is higher than what proves to be the actual Severity Level of the Problem, Converge shall pay or reimburse VNS for all incremental costs and expenses incurred by VNS in reviewing and responding to the Problem as a higher Severity Level Problem. If VNS' review of, or response to, a Problem reported by Converge establishes that the Problem was not due to an Error, Converge shall pay or reimburse VNS for all costs and expenses reasonably incurred by VNS in reviewing and responding to the Problem.

In addition to individual Problem reporting as described below, commencing not later than July 1, 2001, VNS will provide to Converge a weekly status log of Problem tickets to include: severity level of Problem as reported by Converge, severity level of Problem as determined by VNS, date and time each Problem was reported, date and time of initial response for each reported Problems, date and time of status for each reported, date and time of diagnosis for each reported, and date and time of work-around or fix. Between the Effective Date and July 1, 2001, VNS shall provide coverage with all reasonably available information of a similar nature.

Severity Level   Response Time and Status Reports                    Resolution Efforts
      1          -     30 minutes if the Problem is reported to           Continuous efforts (24x7) with best available
                       VNS during Business Hours                     -      resources to provide a workaround, patch, fix or other
                 -     90 minutes if the Problem is reported to            solution for the Error as quickly and efficiently as
                       VNS outside of Business Hours                       possible, beginning as soon as practicable after the
                 -     Problem Diagnosis within 12 hours                   Error is reproduced by VNS.
                 -     Status reports every 24 hours or upon         -     If a workaround, patch, fix or other solution is not
                       request                                             provided within 24 hours after VNS has reproduced the
                                                                           Error, providing Converge with an assessment and action
                                                                           plan detailing the proposed method of resolution and a
                                                                           time schedule for delivery of a correction.
                                                                     -     Severity Level 1 requires maximum effort support
                                                                           until an emergency fix or bypass is developed and
                                                                           available for shipment to Converge. Critical situations
                                                                           may require customer, Converge and VNS personnel to be at
                                                                           their respective work locations or available on an
                                                                           around-the-clock basis.
                                                                     -     Providing a final fix or work-around within 24 hours
                                                                           that down grades the Problem to Severity Level 3 or less
                                                                           and that does not substantially impair performance or
                                                                           functionality.

      2          -     Two hours if the Problem is reported to       -     Continuous efforts (24x7) to provide a workaround,
                       VNS during Business Hours                           patch, fix or other solution for the Error as quickly and
                 -     Two hours following the resumption of               efficiently as possible, beginning as soon as practicable
                       Business Hours if the Problem is reported           after the Error is reproduced by VNS.
                       outside of Business Hours                     -     If a workaround, patch, fix or other solution is not
                 -     Problem Diagnosis within 24 hours                   provided within 48 hours after VNS has reproduced the
                 -     Status reports every 24 hours or upon               Error, providing Converge with an assessment and action
                       request                                             plan detailing the proposed method of resolution and a
                                                                           time schedule for delivery of a correction.
                                                                     -     Providing a final fix or work-around within 72 hours
                                                                           that down grades the Problem to Severity Level 3 or less
                                                                           and that does not substantially impair performance or
                                                                           functionality.

Severity Level   Response Time and Status Reports                    Resolution Efforts
      3          -     One Business Day after the Problem is         -     Reasonable efforts during Business Hours to provide
                       reported to VNS                                     a workaround, patch, fix or other solution for the Error
                 -     Progress and status reports as                      within 5 Business Days, beginning within a reasonable
                       appropriate but at least weekly                     period of time after the Error is reproduced by VNS.

      4          -     Five Business Days after the Error is         -     Reasonable efforts to resolve the Error in a future
                       reported to VNS                                     Update.
                 -     Progress and status reports as appropriate

                                    Exhibit D
                                    Promotion

1. Definitions. In addition to other terms defined elsewhere in this Exhibit D, the following defined terms used in this Exhibit D shall have the meanings set forth below:

      1.1 "End User" shall mean a Qualified Lead that has entered into an End User License Agreement with VNS for one or more Products.

      1.2 "End User License Agreement" shall mean the agreement(s) used from time to time by VNS to license Products to a customer for such customer's internal business purposes and not for service bureau or time-sharing purposes.

      1.3 "Net Revenue" shall mean the aggregate of the license fees received by Vert from each End User (a) if an End User License Agreement for the Referable Product(s) listed on the applicable Registration Form is entered into between VNS and a Qualified Lead during the six-month period following the acceptance of a registration or a re-registration pursuant to Section 2.2 of this Exhibit D, the license fees received by VNS from such Qualified Lead during the term of the applicable End User License Agreement (including any renewal terms) and (b) if an End User License Agreement for Referable Product(s) other than those listed on the applicable Registration Form is entered into between VNS and a Qualified Lead during the six-month period following the acceptance of a registration or a re-registration pursuant to Section 2.2 of this Exhibit D, the license fees received by VNS from such Qualified Lead during the period commencing on the date of the registration or re-registration and ending on the first anniversary of such date, less any allowances, discounts, surcharges, cancellation charges, taxes and collection costs paid to third parties in connection with the license of Referable Product(s) to such Qualified Lead.

      1.4 "Referable Products" means the Products listed on Schedule D-1.

      1.5 "Referring Party" means Converge, Inc., a Delaware corporation, the Permitted Subcontractors (as defined below) and any other permitted subcontractors (subject to VNS' approval pursuant to Section 2.1 of this Exhibit
D).

      1.6 "Registration Form" means a registration form in the format attached hereto as Schedule D-2.

2. Referral of Prospective End Users by a Referring Party to VNS.

      2.1 Referrals of Prospective End Users. From time to time during the Product Term, at the discretion of Converge and/or the Referring Parties, as applicable, Converge and/or the Referring Parties may (a) contact by telephone or in person an individual with authority to purchase one or more Referable Products for himself/herself or on behalf of an entity or a division or operating unit of an entity, (b) identify that such individual, or the entity, division or operating unit that he/she represents, has a need for such Referable Product(s) and (c) confirm that such individual, or the entity, division or operating unit that he/she represents, has an interest in purchasing such Referable Product(s). Converge shall not, and shall cause the Referring

Parties to not, enter into agreements or arrangements with resellers or agents to sell, market or promote the Referable Products without the prior written consent of VNS, which consent may be withheld in VNS' sole discretion; provided, however that VNS hereby consents to Converge entering into subcontracts to sell, market and promote the Referable Products in accordance with this Schedule D with mutually acceptable third parties ("Permitted Subcontractors"). The form of each subcontract under this Schedule D shall be subject to the prior approval of VNS, such approval not to be unreasonably withheld or delayed.

      2.2 Registration of Referrals. To register an individual as a prospective End User or authorized representative of a prospective End User with VNS, Converge or the Referring Party must (a) submit the name of the individual and the prospective End User and other required information to VNS using a Registration Form and (b) receive written confirmation from VNS that VNS accepts the registration of the individual and the prospective End User. VNS shall accept a fully completed registration unless the applicable prospective End User is already a customer of VNS, or the applicable individual is being actively pursued as a previously identified lead by VNS.

      2.3 Qualification of Referrals. After VNS' acceptance of a registration of an individual and a prospective End User, VNS shall either qualify such individual and prospective End User in VNS' reasonable business discretion (a "Qualified Lead") or notify Converge or the Referring Party, as applicable, that, in the exercise of its reasonable discretion, VNS has declined to qualify such individual and prospective End User. If, within 180 days after the referral of an individual and a prospective End User that VNS did not qualify, VNS enters into an End User License Agreement with such prospective End User through such individual (or any individual who was directly contacted by the referred individual in connection with making the decision to become an End User), such prospective End User shall be deemed to be a Qualified Lead for the purposes of
Section 1.3 of this Exhibit D and Section 2.7 of this Exhibit D.

      2.4 Additional Assistance. From time to time, the parties may mutually agree (such agreement not to be unreasonably withheld or delayed) that Converge may provide additional assistance to VNS in connection with the execution and delivery of an End User License Agreements by a certain Qualified Lead.

      2.5 Execution and Delivery of End User License Agreement. After receipt of the name of a Qualified Lead, VNS shall use good faith efforts to enter into the then-current standard End User License Agreement with such Qualified Lead.

      2.6 No Authority. VNS shall have sole and complete control over the pricing, terms and conditions for the transactions related to the Referable Products. The Referring Parties shall not represent to any prospective End User that Converge or any other Referring Party, if any, has any power whatsoever to bind VNS as to any arrangement with such prospective End Users.

      2.7 Payment of Referral Fees by VNS. VNS shall pay commissions (the "Commissions") to Converge, as mutually agreed upon by the parties, within 30 days after the end of each calendar quarter during the term of this Schedule D on all Net Revenue received by VNS during such calendar quarter. All payments will be made in U.S. dollars. All fees and other payments not paid when due shall be subject to late charges of the lesser of (a) 1.5% per month of the overdue amount or (b) the maximum permitted under applicable law.

      2.8 Commission or Referral Fee Sharing. Notwithstanding anything to the contrary herein, if Converge works with one or more third party Referring Parties (subject to VNS' approval as set forth in Section 2.1 of this Schedule
D) to refer End Users for which Commissions are payable hereunder, VNS shall pay all Commissions to Converge and Converge shall divide such Commissions between Converge and any such third party Referring Parties as agreed upon by Converge and such Referring Parties.

      2.9 Expenses. Converge shall be responsible for all costs and expenses, including, but not limited to, travel, trade show and other sales, marketing and promotional expenses incurred in connection with (a) the sale, marketing and promotion of the Referable Products by Converge or a Referring Party and (b) any other responsibilities of, and activities by, Converge or a Referring Party under this Exhibit D.

3. Disclaimer of Warranties. EXCEPT AS EXPRESSLY SET FORTH HEREIN, EACH PARTY HEREBY DISCLAIMS ALL WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT TO THIS EXHIBIT D, THE REFERABLE PRODUCTS AND ITS PERFORMANCE HEREUNDER, INCLUDING BUT NOT LIMITED TO ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE AND NON-INFRINGEMENT.

4. Limitations on Liability. EITHER PARTY'S MAXIMUM AGGREGATE LIABILITY TO THE OTHER PARTY HERETO OR ANY THIRD PARTY FOR DAMAGES RELATED TO THIS EXHIBIT D OR THE REFERABLE PRODUCTS OR ITS PERFORMANCE HEREUNDER, WHETHER FOR BREACH OF CONTRACT OR WARRANTY, STRICT LIABILITY, NEGLIGENCE OR OTHERWISE, SHALL NOT EXCEED THE COMMISSIONS PAID TO CONVERGE UNDER THIS EXHIBIT D. IN NO EVENT SHALL EITHER PARTY BE LIABLE OR OBLIGATED IN ANY MANNER FOR ANY SPECIAL, INCIDENTAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES OF ANY KIND (INCLUDING, BUT NOT LIMITED TO, DAMAGES OR COSTS INCURRED AS A RESULT OF LOSS OF TIME, LOSS OF DATA, LOSS OF PROFITS OR REVENUE), REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, TORT, NEGLIGENCE, STRICT PRODUCT LIABILITY, OR OTHERWISE, EVEN IF VNS HAS BEEN INFORMED OF THE POSSIBILITY OF ANY SUCH DAMAGES IN ADVANCE.

5. Term and Termination of this Schedule D.

      5.1 Term. The provisions of this Exhibit D shall be effective during the Product Term, unless terminated earlier pursuant to Section 5.2 of this Exhibit D.

      5.2 Termination. Either party may immediately terminate this Schedule D during the Product Term (a) for cause by written notice to the other party if the other party materially breaches any provision of this Exhibit D and such breach is not remedied within 30 days of such party's receipt of written notice thereof, or (b) if the other party becomes insolvent, files for bankruptcy or is subjected to involuntary bankruptcy proceedings that are not dismissed within 60 days or makes a general assignment for the benefit of its creditors.

      5.3 Effect of Termination. The license rights granted to Converge under this Exhibit D shall automatically terminate upon the effective date of any termination of this Exhibit D.

6. Survival. The following sections of this Schedule D shall survive the termination of expiration of this Schedule D: Section 2.6, Section 2.7, Section 2.8, Section 2.9, Section 3, Section 4, Section 5.3 and this Section 5.4.

                                  Schedule D-1
                               Referable Products

Community Products:

                  VerticalNet Community Builder
                  VerticalNet Community Manager

Content Products:

                  VerticalNet Content Builder
                  VerticalNet Content Syndicator
                  VerticalNet Content Manager

Commerce Products:

                  VerticalNet Auction
                  VerticalNet Exchange
                  VerticalNet Aggregated Catalog
                  VerticalNet Distributed Catalog
                  VerticalNet RFP/RFQ (available 1/31/01)
                  VerticalNet Structured Negotiations (available 1/31/01)

Platform:

                  VerticalNet Trade Server

                                  Schedule D-2
                                Registration Form

Prospect Information

Name and Contact Information of Referred
Individual:
                                         Estimated licensed Product Net Revenue:
Name of Applicable Company, Division or
Business Unit (End User):                US$____________________________________

Referring Party Sales Executive:

Contact History

DATE                    FORMAT           COMMENTS




Engagement Information

List Referable Products to be sold:


Brief description of Prospective End User's requirements:


Submitted By

Converge Manager:                          Signature and Date:
  Name:
  Title:
  Telephone Number:
  Email:

Acceptance Acknowledgement

Approving VNS Manager:                     Signature and Date:

                                    Exhibit E
                 Japan-Restricted Community and Content Products

VerticalNet Content Repository                       Virtual Products

-        Article Editor                              - Virtual Workplace
-        Download Editor                             - Virtual Office
-        Storefront Editor                           - Virtual Eckfield
-        E-commerce Center Editor
-        Storefront Migration Q/A
-        Document Editor
-        Document Bucket Editor
-        Link Bucket Editor
-        Query Editor
-        Author Editor
-        Source Editor
-        Tag Creator
-        Tag Editor
-        External Tag Treeview
-        External Editor Tools

VerticalNet Online Tools

-        New Online Creation Management
-        Existing Online Management Tools

VerticalNet Editor Tools

-        Online Management
-        Ad Manager
-        Newsletter Management
-        Association Creation/Management
-        Buyer's Guide Database Management
-        Career Center Creation/Management
-        Chat Management
-        RFP/RFQ management
-        Admin User Management
-        Events Calendar Management
-        Industry Deals Interface
-        Editor's Biography Management
-        Discussion Forum Interface
-        Survey Management
-        User Registration Management
-        Bookstore Market Place Management

                                    Exhibit F
                       Converge Trademark Usage Guidelines

Converge Marks shall always be used in accordance with generally-accepted good trademark practices.

                                    Exhibit G
                         Vert Trademark Usage Guidelines

1. Vert Marks must always be used as proper adjectives and must be followed by generic descriptors ending in nouns that are appropriate for the particular Vert Mark.
2.    Vert Marks shall never be used in the following manners: (i) as a verb,
      (ii) as a possessive, (iii) as a noun or (iv) in a plural form.
3. Vert Marks shall never be combined with any other entity's Marks, trade names or product/service names.
4. Vert Marks shall never be shortened, abbreviated, translated into another language or made into acronyms.
5.    Vert Marks shall be followed by the appropriate trademark symbol.
6.    Vert Marks shall never be used as "meta-tags" or "keywords."
7. Vert Marks shall be identified as belonging to Vert Tech LLC, or used by permission of Vert Tech LLC.
8. If you are licensed to use a Vert Mark consisting of a logo ("Logo"), Vert will provide you with artwork for the Logo. You may not alter this artwork in any way without Vert's prior written permission.
9. Each use of the Logo must include the notice: "This Logo is a registered trademark or service mark of Vert Tech LLC in the United States and/or other countries."
10. All Logos (including, but not limited to, logotypes, trade dress and other elements of product packaging and web sites) may not be imitated in any of your materials without Vert's prior written permission.
11. All Logos may not appear larger and/or more prominent than your own company name, service name, product name, or trademark on any materials.
12. You may not combine the Logo with any other object, including, but not limited to, other logos, words, icons, graphics, photos, slogans, numbers or other design elements.
13.   The Logo may not be used as a design feature on any of your materials.
14.   Minimum size for the Logo is 1/2" wide.
15. The Logo must stand alone. A minimum amount of empty space must surround the Logo separating it from any other object, such as type, photography, borders, edges, and so on. The required area of empty space around the Logo must be 1/2x, where x equals the height of the Logo.
16. The color version is the preferred way of reproducing the Logo. The Logo consists of a three-dimensional orange, yellow, brown and red-orange upper case "V" suspended above a light blue oblong disk. The color version can be reproduced only as described here. The designated colors are as follows:

                Color Pantone Four-color process RGB (8-bit) Hex#

      Orange PMS 157 / M51% Y85% / 254-125-29 / FF6633
      Yellow PMS 141 / C04% M30% Y86% / 243-177-34 / FFCC33
      Brown PMS 1815 / C30% M97% Y100% K26% / 131-8-1 / 990000
      Red-Orange PMS 180 / C02% M91% Y95% / 253-26-9 / FF0000
      Light Blue PMS 3125 / C77% Y33% / 58-175-155 / 00CCCC

                                    Exhibit H
                                  Terms of Use

LIMITED LICENSE

The Converge Marketplace contains technology, information and other materials, such as text, graphics, logos, button icons, images, audio clips, features and functionality that we have licensed from third parties (collectively "Third-Party Content"). You may use, access and display the Third-Party Content solely in connection with your use of the Converge Marketplace and any services we provide through the Converge Marketplace, and only for so long as you comply with these terms and conditions of use. Any other use, reproduction, modification, distribution or republication of the Third-Party Content without the prior written consent of our third-party licensors is strictly prohibited.

COPYRIGHT AND PROPRIETARY RIGHTS

The Third-Party Content is the property of our third-party licensors or their licensors and is protected by United States and international copyright law, trademark law and/or patent law, as well as other state, federal and international laws and regulations. Except as expressly stated above, neither we nor our third-party licensors grant any rights to you under any copyrights, trademarks, patents or other laws and regulations respecting the Third-Party Content.

DISCLAIMERS

NEITHER WE NOR OUR THIRD-PARTY LICENSORS REPRESENT OR WARRANT THAT THE THIRD-PARTY CONTENT IS ERROR-FREE, OR THAT ANY ERRORS IN THE THIRD-PARTY CONTENT CAN OR WILL BE CORRECTED. NOR DO WE OR OUR THIRD PARTY LICENSORS MAKE ANY REPRESENTATIONS OR WARRANTIES ABOUT THE ACCURACY, RELIABILITY, CURRENCY, QUALITY, PERFORMANCE OR SUITABILITY OF ANY THIRD-PARTY CONTENT. TO THE FULLEST EXTENT PERMISSIBLE BY LAW, WE AND OUR LICENSORS DISCLAIM ALL WARRANTIES OF ANY KIND RESPECTING THE THIRD-PARTY CONTENT, EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTIES OF TITLE, NON-INFRINGEMENT, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

LIMITATIONS OF LIABILITY

IN THE EVENT OF ANY PROBLEM WITH THE THIRD-PARTY CONTENT, YOU AGREE THAT YOUR SOLE REMEDY IS TO CEASE USING SUCH CONTENT. UNDER NO CIRCUMSTANCES SHALL WE OR OUR THIRD-PARTY LICENSORS, OR ANY OF OUR OR THEIR RESPECTIVE OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES, AGENTS OR REPRESENTATIVES, BE LIABLE FOR ANY DAMAGES WHATSOEVER, INCLUDING, BUT NOT LIMITED TO, DIRECT, INDIRECT, SPECIAL, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES, ARISING FROM OR IN CONNECTION WITH THE THIRD-PARTY CONTENT OR YOUR USE OF SUCH CONTENT, WHETHER UNDER A THEORY OF BREACH OF CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE, EVEN WE OR OUR THIRD-PARTY LICENSORS HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH


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DAMAGES. THESE LIMITATIONS OF LIABILITY SHALL NOT APPLY TO THE EXTENT PROHIBITED
BY LAW.

INDEMNIFICATION

You agree to defend, indemnify and hold harmless us and our third-party licensors, and our and their respective officers, directors, shareholders, employees, agents and representatives, from and against any and all claims, actions, demands, liabilities, losses or damages (including reasonable legal and accounting fees) arising out of or related to your use of the Third-Party Content or any violation of these terms and conditions of use.

THIRD-PARTY BENEFICIARY

Our licensors of the Third-Party Content shall be third-party beneficiaries of these terms and conditions of use, and shall be entitled to separately enforce such terms and conditions of use against you.


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                                    Exhibit I
                 Marketplace Protection Measures and Procedures

Converge Web Sites - Marketplace Protection Measures

      - Deployment of a data-reliability architecture relying on multiple data centers in geographically disparate locations for all core functions of the Converge Web Site
      -     Industry-Standard efforts to restrict access to data centers.
      - Industry-Standard hardware and software designed to provide transparent failover from one data center to another.
      - Industry-Standard measures to protect the data centers from damage due to fire, water, storms, flood, vandalism, and other similar events.
      - Industry Standard use of uninterruptible power supplies for all appropriate data center components.
      -     Deployment of reliable storage media, such as RAID 5 disks.
      - Active monitoring of failures so as to allow restart of failed systems and replacement of systems in the event of failure, without loss of significant data.
      - Industry Standard techniques for monitoring of disk and memory usage, including "water-level"-based alarm approaches designed to identify storage media approaching their capacities.

Converge Web Sites - Marketplace Response Procedures

      - Immediately dedicating a team of not less than five Converge Personnel with in-depth knowledge of the hardware and software affected by the applicable Cataclysmic Event to work on a 24X7 basis with Vert Personnel to characterize, diagnose, and resolve any third-party software errors that may be contributing to the Cataclysmic Event.
      - Providing Vert with a description of the Problem and the conditions that caused it, to the extent know by Converge Personnel.
      - Supporting Vert's efforts to classify, replicate, diagnose, and correct any Errors that could have caused the Cataclysmic Event.
      - Providing Vert with access to Converge's computing environment, both electronically and physically.
      - Providing Vert with access to Converge Personnel and users of the Converge Web Site who may have knowledge of the possible causes of the Error that could have caused the Cataclysmic Event.
      - Ensuring the availability on an as-needed basis of Converge Personnel from such other providers of software and hardware to Converge as may be necessary to effectuate a Cataclysmic Event Cure.
      - Providing Vert with access to all documentation, data backups, code libraries, third-party software documentation, third-party software customer support services, and other information and materials as may be necessary to effectuate a Cataclysmic Event Cure.


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